Exhibit 10

Private & Confidential

Dated  10  August 2004

THE COMPANIES	(1)
whose names are set out in Schedule 1
as Borrowers

and

THE ROYAL BANK OF SCOTLAND plc	(2)

LOAN AGREEMENT
for a US$222,000,000 Loan

Contents

Clause		Page

1	Purpose and definitions

2	The Commitment and the Loan

3	Interest and Interest Periods

4	Repayment and prepayment.

5	Commitment commission, fees and expenses

6	Payments and taxes; accounts and calculations

7	Representations and warranties

8	Undertakings

9	Conditions

10	Events of Default

11	Indemnities

12	Unlawfulness and increased costs

13	Security and set-off

14	Accounts

15	Assignment, transfer and lending office

16	Notices and other matters

17	Governing law and jurisdiction

Schedule 1 The Borrowers and their addresses

Schedule 2 Form of Drawdown Notice

Schedule 3 Documents and evidence required as conditions precedent to the Loan being made

Schedule 4 Additional Cost

Schedule 5 Form of Master Swap Agreement

Schedule 6 Forms of Mortgages
Part 1 - Form of Cyprus Mortgage
Part 2 - Form of Liberian Mortgage

Schedule 7 Form of Deed of Covenant

Schedule 8 Forms of General Assignments
Part 1 - Form of Cyprus General Assignment
Part 2 - Form of Liberian/Marshall Island General Assignment

Schedule 9 Form of Corporate Guarantee

Schedule 10 Form of Master Swap Agreement Security Deed

Schedule 11 Form of Accounts Charge

Schedule 12 Form of Manager’s Undertaking

THIS AGREEMENT is dated 10 August 2004 and made BETWEEN:

(1)           THE COMPANIES whose names and addresses are set out in Schedule 1 as joint and several Borrowers; and

(2)           THE ROYAL BANK OF SCOTLAND plc as Bank.

IT IS AGREED as follows:

1              Purpose and definitions

1.1           Purpose

This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers jointly and severally, a loan of up to two hundred and twenty two million Dollars ($222,000,000) to be used for the purpose of (a) in the sum of one hundred and thirty two million two hundred and sixty eight thousand and seven hundred and fifty Dollars ($132,268,750) in financing or refinancing part of the cost of the purchase of the Purchased Ships which Purchased Ships are to be acquired by the relevant Borrowers for an aggregate Contract Price not exceeding two hundred and fifty one million two hundred thousand Dollars ($251,200,000) and (b) refinancing existing loan facilities from each of the Bank (in the sum of forty nine million six hundred and eighty one thousand two hundred and fifty Dollars ($49,681,250)), Piraeus Bank A.E. (in the sum of nine million six hundred and fifty thousand Dollars ($9,650,000)) and HSH Nordbank AG (in the sum of thirty million four hundred thousand Dollars ($30,400,000)) secured on the Existing Ships.

1.2           Definitions

In this Agreement, unless the context otherwise requires:

“Account Charge” means the charge over the Operating Account executed or (as the context may require) to be executed by the Borrowers in favour of the Bank in the form set out in Schedule 11;

“Additional Cost” means in relation to any period a percentage calculated for such period at an annual rate determined by the application of the formula set out in Schedule 4;

“Additional Cost Rate” has the meaning given to it in Schedule 4;

“Advance” means each borrowing of a proportion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing and means:

(a)           in relation to Doubtless, the Doubtless Advance;

(b)           in relation to Endless, the Endless Advance;

(c)           in relation to Faithful, the Faithful Advance;

(d)           in relation to Fearless, the Fearless Advance;

(e)           in relation to Flawless, the Flawless Advance;

(f)            in relation to Invincible, the Invincible Advance;

(g)           in relation to Limitless, the Limitless Advance;

(h)           in relation to Med Prologue, the Med Prologue Advance;

(i)            in relation to Relentless, the Relentless Advance;

(j)            in relation to Restless, the Restless Advance;

(k)           in relation to Sovereign, the Sovereign Advance;

(l)            in relation to Spotless, the Spotless Advance;

(m)          in relation to Timeless, the Timeless Advance;

(n)           in relation to Vanguard, the Vanguard Advance;

(o)           in relation to Victorious, the Victorious Advance; and

(p)           in relation to Yapi, the Yapi Advance;

“Approved Shipbrokers” means Braemar Seascope Ltd, Clarksons, Fearnleys AS or any other independent firm or firms of shipbrokers appointed by the Bank and “Approved Shipbroker” means any of them;

“Assignee” has the meaning ascribed thereto in clause 15.3;

“Bank” means The Royal Bank of Scotland plc whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, Scotland acting for the purposes of this Agreement through its office at the Shipping Business Centre, 5-10 Great Tower Street, London EC3P 3HX, England (or of such other address as may last have been notified to the Borrowers pursuant to clause 15.6) and includes its successors in title and permitted assignees and transferees;

“Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London and New York City (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;

“Borrowers” means collectively the companies whose names and addresses are listed in Schedule 1 and “Borrower” means any of them;

“Borrowers’ Group” means the Borrowers and their Related Companies;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by any of the Borrowers at such time;

“Classification” means:

(a)           in relation to Doubtless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(b)           in relation to Endless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(c)           in relation to Faithful, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(d)           in relation to Fearless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(e)           in relation to Flawless, the classification +1A1 tanker for oil ESP PP3 ED-SBM;

(f)            in relation to Invincible, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(g)           in relation to Limitless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(h)           in relation to Med Prologue, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(i)            in relation to Relentless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(j)            in relation to Restless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(k)           in relation to Sovereign, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(l)            in relation to Spotless, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(m)          in relation to Timeless, the classification +1A1 tanker for oil ESP PP3 ED-SBM;

(n)           in relation to Vanguard, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

(o)           in relation to Victorious, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus; and

(p)           in relation to Yapi, the classification +1A1 Ice-C tanker for oil ESP EO Nauticus;

with the relevant Classification Society or such other classification as the Bank shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification in relation to such Borrower’s Ship for the purposes of the Security Documents;

“Classification Society” means in relation to any Det Norske Veritas or such other classification society which the Bank shall, at the request of a Borrower, have agreed in writing shall be treated as the Classification Society in relation to such Borrower’s Ship for the purposes of the Security Documents;

“Commercial Manager” means Top Tanker Management Inc. with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 or any other person appointed by the Borrowers, with the prior written consent of the Bank, as the commercial manager of the Ships and includes its successors in title and assignees;

“Commercial Manager’s Undertakings” means collectively, the Doubtless Commercial Manager’s Undertaking, the Endless Commercial Manager’s Undertaking, the Faithful Commercial Manager’s Undertaking, the Fearless Commercial Manager’s Undertaking, the Flawless Commercial Manager’s Undertaking, the Invincible Commercial Manager’s Undertaking, the Limitless Commercial Manager’s Undertaking, the Med Prologue Commercial Manager’s Undertaking, the Relentless Commercial Manager’s Undertaking, the Restless Commercial Manager’s Undertaking, the Sovereign Commercial Manager’s Undertaking, the Spotless Commercial Manager’s Undertaking, the Timeless Commercial Manager’s Undertaking, the Vanguard Commercial Manager’s Undertaking, the Victorious Commercial Manager’s Undertaking and the Yapi Commercial Manager’s Undertaking and “Commercial Manager’s Undertaking” means any of them;

“Commitment” means the aggregate amount of the Advances which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means each certificate received by the Bank from the Corporate Guarantor pursuant to clause 8.1.6 substantially in the form set out in Schedule 1 of the Corporate Guarantee confirming compliance by the Corporate Guarantor of the financial covenants contained at clause 8.5 of this Agreement and duly signed by an authorised signatory of the Corporate Guarantor;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Contract” means:

(a)           in relation to Doubtless, the memorandum of agreement dated 26 April 2004 between the Doubtless Seller and the Doubtless Borrower relating to the purchase by the Doubtless Borrower of Doubtless; or

(b)           in relation to Flawless, the memorandum of agreement dated 26 April 2004 between the Flawless Seller and the Flawless Borrower relating to the purchase by the Flawless Borrower of Flawless; or

(c)           in relation to Invincible, the memorandum of agreement dated 26 April 2004 between the Invincible Seller and the Invincible Borrower relating to the purchase by the Invincible Borrower of Invincible;

(d)           in relation to Relentless, the memorandum of agreement dated 26 April 2004 between the Relentless Seller and the Relentless Borrower relating to the purchase by the Relentless Borrower of Relentless; or

(e)           In relation to Restless, the memorandum of agreement dated 26 April 2004 between the Restless Seller and the Restless Borrower relating to the purchase by the Restless Borrower of Restless; or

(f)            in relation to Sovereign, the memorandum of agreement dated 26 April 2004 between the Sovereign Seller and the Sovereign Borrower relating to the purchase by the Sovereign Borrower of Sovereign; or

(g)           in relation to Spotless, the memorandum of agreement dated 26 April 2004 between the Spotless Seller and the Spotless Borrower relating to the purchase by the Spotless Borrower of Spotless; or

(h)           in relation to Timeless, the memorandum of agreement dated 26 April 2004 between the Timeless Seller and the Timeless Borrower relating to the purchase by the Timeless Borrower of Timeless; or

(i)            in relation to Vanguard, the memorandum of agreement dated 26 April 2004 between the Vanguard Seller and the Vanguard Borrower relating to the purchase by the Vanguard Borrower of Vanguard; or

(j)            in relation to Victorious, the memorandum of agreement dated 26 April 2004 between the Victorious Seller and the Victorious Borrower relating to the purchase by the Victorious Borrower of Victorious, and “Contracts” means all or any of them;

“Contract Price” means in respect of a Purchased Ship, the price payable by the relevant Borrower to the relevant Seller in accordance with the relevant Contract;

“Corporate Guarantee” means the guarantee issued or (as the context may require) to be issued by the Corporate Guarantor in favour of the Bank in the form set out in Schedule 9;

“Corporate Guarantor” means Top Tankers Inc. a corporation incorporated in the Marshall Islands with its principal place of business at 109-111 Messogion Ave., Politia Centre, Building C1, 2nd Floor, Athens 11526, Greece and includes its successors in title;

“Credit Support Document” has the meaning given to that expression in Section 14 of the Master Swap Agreement and as set out in paragraph (f) of Part 4 of the Schedule to the Master Swap Agreement;

“Credit Support Provider” means any person defined as such in the Master Swap Agreement pursuant to Section 14 of the Master Swap Agreement;

“Cyprus Mortgages” means the Invincible Mortgage, the Relentless Mortgage, the Restless Mortgage, the Sovereign Mortgage and the Vanguard Mortgage together, and “Cyprus Mortgage” means any or all of them;

“Deeds of Covenant” means:

(a)           in relation to Invincible, the Invincible Deed of Covenant;

(b)           in relation to Relentless, the Relentless Deed of Covenant;

(c)           in relation to Restless, the Restless Deed of Covenant;

(d)           in relation to Sovereign, the Sovereign Deed of Covenant; and

(e)           in relation to Vanguard, the Vanguard Deed of Covenant,

and “Deed of Covenant” means any or all of them;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means, in relation to each Purchased Ship, the date on which the relevant Purchased Ship is delivered to the relevant Borrower in accordance with the relevant Contract;

“DOC” means a document of compliance issued to the Operator in accordance with the ISM Code;

“Dollars” and “$” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents mean funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in U.S. dollars);

“Doubtless” means the vessel m.v. “IZMAYLOVO” owned by the Doubtless Seller and registered under the Liberian flag under Official Number 9363 and to be registered in the ownership of the Doubtless Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of m.v. “DOUBTLESS”;

“Doubtless Advance” means an Advance of up to twelve million two hundred forty one thousand and ninety five Dollars ($12,241,095) which is to be made available to the Borrowers in relation to the purchase of Doubtless;

“Doubtless Borrower” means Falakro Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Schedule 1 and includes its successors in title;

“Doubtless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Doubtless General Assignment” means the assignment collateral to the Doubtless Mortgage executed or (as the context may require) to be executed by the Doubtless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Doubtless Mortgage” means a first preferred mortgage of Doubtless executed or (as the context may require) to be executed by the Doubtless Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Doubtless Seller” means Akola Maritime Corp. of 80 Broad Street, Monrovia, the Republic of Liberia;

“Doubtless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Drawdown Date” means any date, being a Banking Day falling during the Drawdown Period on which an Advance is, or is to be, made;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the terms of Schedule 2 in respect of such Advance;

“Drawdown Period” means the period from the date of this Agreement and ending on 30 September 2004 (or such later date as the Bank, following a written request of the Borrowers, may in its absolute discretion agree in writing) or the period ending on such earlier date. (if any) (a) on which the aggregate amount of the Advances is equal to the Commitment or (b) on which the Commitment is reduced to zero pursuant to clauses 10.2 or 12;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrangements having a similar effect);

“Endless” means the vessel m.v. “ENDLESS” owned by the Endless Borrower and registered under the Marshall Islands flag under Official Number 2040;

“Endless Advance” means an Advance of up to twenty two million five hundred and twelve thousand three hundred and fifty nine Dollars ($22,512,359) which is to be made available to the Borrowers in relation to Endless;

“Endless Borrower” means Litochoro Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Schedule 1 and includes its successors in title;

“Endless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Endless General Assignment” means the assignment collateral to the Endless Mortgage executed or (as the context may require) to be executed by the Endless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Endless Mortgage” means a first preferred mortgage of Endless executed or (as the context may require) to be executed by the Endless Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Endless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Environmental Claim” means:

(a)           any and all enforcement, clean-up, removal or other governmental or regulatory action or order or claim instituted or made pursuant to any Environmental Law or resulting from a Spill; or

(b)           any claim made by any other person relating to a Spill;

“Environmental Incident” means any Spill:

(a)           from any Fleet Vessel; or

(b)           from any other vessel in circumstances where:

(i)            any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(ii)           any Fleet Vessel may be arrested or attached in connection with any such Environmental Claims;

“Environmental Laws” means all laws, regulations and conventions concerning pollution or protection of human health or the environment;

“Event of Default” means any of the events or circumstances described in clause 10.1;

“Existing Ships” means collectively, Endless, Faithful, Fearless, Limitless, Med Prologue and Yapi and “Existing Ship” means any of them;

“Faithful” means the vessel m.v. “FAITHFUL” owned by the Faithful Borrower and registered under the Marshall Islands flag under Official Number 1689;

“Faithful Advance” means an Advance of up to twelve million nine hundred and forty four thousand six hundred and six Dollars ($12,944,606) which is to be made available to the Borrowers in relation to Faithful;

“Faithful Borrower” means Gramos Shipping Company Inc., a corporation incorporated in the Marshall Islands whose registered office is set out in Schedule 1 and includes its successors in title;

“Faithful Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Faithful General Assignment” means the assignment collateral to the Faithful Mortgage executed or (as the context may require) to be executed by the Faithful Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Faithful Mortgage” means a first preferred mortgage of Faithful executed or (as the context may require) to be executed by the Faithful Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Faithful Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Fearless” means the vessel m.v. “FEARLESS” owned by the Fearless Borrower and registered under the Marshall Islands flag under Official Number 1815;

“Fearless Advance” means an Advance of up to twelve million nine hundred and forty four thousand six hundred and six Dollars ($12,944,606) which is to be made available to the Borrowers in relation to Fearless;

“Fearless Borrower” means Rupel Shipping Company Inc., a corporation incorporated in the Marshall Islands whose registered office is set out in Schedule 1 and includes its successors in title;

“Fearless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Fearless General Assignment” means the assignment collateral to the Fearless Mortgage executed or (as the context may require) to be executed by the Fearless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Fearless Mortgage” means a first preferred mortgage of Fearless executed or (as the context may require) to be executed by the Fearless Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Fearless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Flag State” means:

(a)           in relation to Doubtless, Flawless, Spotless, Timeless and Victorious, the Republic of Liberia or such other state or territory designated in writing by the Bank, at the request of a Borrower, as being the “Flag State” of that Borrower’s Ship for the purposes of the Security Documents; or

(b)           in relation to Invincible, Relentless, Restless, Sovereign and Vanguard, the Republic of Cyprus or such other state or territory designated in writing by the Bank, at the request of a Borrower, as being the “Flag State” of that Borrower’s Ship for the purposes of the Security Documents; or

(c)           in relation to Endless, Faithful, Fearless, Limitless, Med Prologue and Yapi, the Republic of Marshall Islands or such other state or territory designated in writing by the Bank, at the request of a Borrower, as being the “Flag State” of that Borrower’s Ship for the purposes of the Security Documents;

“Flawless” means the vessel m.v. “TROMSO CONFIDENCE” owned by the Flawless Seller and registered under the Liberian flag under Official Number 9475 and to be registered in the ownership of the Flawless Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “FLAWLESS”;

“Flawless Advance” means an Advance of up to twenty one million one hundred and sixty one thousand six hundred and seventeen Dollars ($21,161,617) which is to be made available to the Borrowers in relation to the purchase of Flawless;

“Flawless Borrower” means Pylio Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Schedule 1 and includes its successors in title;

“Flawless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Flawless General Assignment” means the assignment collateral to the Flawless Mortgage executed or (as the context may require) to be executed by the Flawless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Flawless Mortgage” means a first preferred mortgage of Flawless executed or (as the context may require) to be executed by the Flawless Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Flawless Seller” means Glefi Shipping XX Company Limited of 80 Broad Street, Monrovia, the Republic of Liberia;

“Flawless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Fleet Vessel” means each of the Ships and any other vessel owned, operated, managed or crewed by any member of the Borrowers’ Group;

“GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied;

“General Assignment” means:

(a)           In relation to Doubtless, the Doubtless General Assignment;

(b)           in relation to Endless, the Endless General Assignment;

(c)           in relation to Faithful, the Faithful General Assignment;

(d)           in relation to Fearless, the Fearless General Assignment;

(e)           in relation to Flawless, the Flawless General Assignment;

(f)            in relation to Invincible, the Invincible General Assignment;

(g)           in relation to Limitless, the Limitless General Assignment;

(h)           in relation to Med Prologue, the Med Prologue General Assignment;

(i)            In relation to Relentless, the Relentless General Assignment;

(j)            in relation to Restless, the Restless General Assignment;

(k)           In relation to Sovereign, the Sovereign General Assignment;

(l)            in relation to Spotless, the Spotless General Assignment;

(m)          In relation to Timeless, the Timeless General Assignment;

(n)           in relation to Vanguard, the Vanguard General Assignment;

(o)           in relation to Victorious, the Victorious General Assignment; and

(p)           in relation to Yapi, the Yapi General Assignment,

and “General Assignments” means any or all of them;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ,

instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” means, in relation to any Advance, Tranche or the Loan, each period for the calculation of interest in respect of such Advance, Tranche or the Loan ascertained in accordance with clauses 3.2 and 3.3;

“Invincible” means the vessel m.v. “SOKOLNIKI” owned by the Invincible Seller and registered under the Cyprus flag under Official Number 709611 and to be registered in the ownership of the Invincible Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “INVINCIBLE”;

“Invincible Advance” means an Advance of up to twelve million five hundred and twenty two thousand five hundred Dollars ($12,522,500) which is to be made available to the Borrowers in relation to the purchase of Invincible;

“Invincible Borrower” means Vardousia Shipping Company Limited, a company incorporated in the Republic of Cyprus whose registered office is set out in Schedule 1 and includes its successors in title;

“Invincible Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Invincible Deed of Covenant” means the deed of covenant collateral to the Invincible Mortgage executed or (as the context may require) to be executed by the Invincible Borrower in favour of the Bank in the form set out in Schedule 7;

“Invincible General Assignment” means the assignment collateral to the Invincible Mortgage executed or (as the context may require) to be executed by the Invincible Borrower in favour of the Bank in the form set out in part 1 of Schedule 8;

“Invincible Mortgage” means a first priority statutory mortgage of Invincible executed or (as the context may require) to be executed by the Invincible Borrower In favour of the Bank in the form set out in part 1 of Schedule 6;

“Invincible Seller” means Socoseas Marine Co. Ltd. of 1, Costakis Pantelides Avenue, 1010 Nicosia, the Republic of Cyprus;

“Invincible Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager In favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of its and any regulation issued pursuant to it;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“Liberian Mortgages” means the Doubtless Mortgage, the Flawless Mortgage, the Spotless Mortgage, the Timeless Mortgage and the Victorious Mortgage, and “Liberian Mortgage” means any or all of them;

“LIBOR” means, in relation to a particular period, the rate determined by the Bank to be that at which deposits in Dollars and in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period were being offered by the Bank to prime banks in the London Interbank Market at the time the rate is fixed in accordance with clauses 3.2 and 3.3 hereof on the second Banking Day before the first day of such period, provided that if the Borrowers shall at any time enter into any Transaction(s) under the Master Swap Agreement. LIBOR shall (during the period when any such Transaction(s) are effective and for an amount equal to the notional amount of such Transaction(s)) be the rate for deposits in Dollars for a period equivalent to such period at or about 11 a.m. on the second Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985));

“Limitless” means the vessel m.v. “LIMITLESS” owned by the Limitless Borrower and registered under the Marshall Islands flag under Official Number 2034;

“Limitless Advance” means an Advance of up to twenty three million seventy five thousand one hundred and sixty eight Dollars ($23,075,168) which is to be made available to the Borrowers in relation to Limitless;

“Limitless Borrower” means Mytikas Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Schedule 1 and includes its successors in title;

“Limitless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Limitless General Assignment” means the assignment collateral to the Limitless Mortgage executed or (as the context may require) to be executed by the Limitless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Limitless Mortgage” means a first preferred mortgage of Limitless executed or (as the context may require) to be executed by the Limitless Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Limitless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Loan” means the aggregate principal amount owing to the Bank under this Agreement at any relevant time;

“Management Agreements” means the agreements made between the Borrowers and the Commercial Manager or, as the case may be, made between the Commercial Manager and the Technical Manager or any other agreements previously approved in writing by the Bank between the Borrowers and the Commercial Manager or, as the case may be, made between the Commercial Manager and the Technical Manager providing (inter alia) for the Commercial Manager or, as the case may be, the Technical Manager to manage the Ships and “Management Agreement” means any of them;

“Managers” means the Commercial Manager and the Technical Manager and “Manager” means both or either of them;

“Manager’s Undertakings” means the Commercial Manager’s Undertakings and the Technical Manager’s Undertakings and “Manager’s Undertaking” means any of them;

“Margin” means:

(a)           in relation to Tranche A:

(i)            if the Security Value is greater than or equal to 167% of the Loan, 1 % per annum;

(ii)           if the Security Value is less than 167% of the Loan but greater than or equal to 143% of the Loan, 1.125% per annum;

(iii)          if the Security Value is less than 143% of the Loan, 1.25% per annum; and

(b)           in relation to Tranche B 1.75% per annum up to and including 31 December 2004 and 2.00% per annum thereafter;

“Margin Set Date” means in relation to Tranche A only the Drawdown Date of the first Advance (or part thereof) forming part of Tranche A, the 30th September 2004 and each of the dates falling at quarterly intervals thereafter;

“Marshall Islands Mortgages” means the Endless Mortgage, the Faithful Mortgage, the Fearless Mortgage, the Limitless Mortgage, the Med Prologue Mortgage and the Yapi Mortgage, and “Marshall Islands Mortgage” means any or all of them;

“Master Swap Agreement” means the agreement made between the Bank and the Borrowers dated 10 August 2004 comprising an ISDA Master Agreement and the Schedule thereto in the form of substantially in the form set out in Schedule 5, and any Confirmations (as defined therein) supplemental thereto;

“Master Swap Agreement Security Deed” means the deed executed or (as the context may require) to be executed by the Borrowers in favour of the Bank in the form set out in Schedule 10;

“Med Prologue” means the vessel m.v. “MED PROLOGUE” owned by the Med Prologue Borrower and registered under the Marshall Islands flag under Official Number 1861;

“Med Prologue Advance” means an Advance of up to three million seven hundred and ninety eight thousand nine hundred and sixty one Dollars ($3,798,961) which is to be made available to the Borrowers in relation to Med Prologue;

“Med Prologue Borrower” means Olympos Shipping Company Limited, a corporation Incorporated in the Marshall Islands whose registered office is set out in Schedule 1 and includes its successors in title;

“Med Prologue Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Med Prologue General Assignment” means the assignment collateral to the Med Prologue Mortgage executed or (as the context may require) to be executed by the Med Prologue Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Med Prologue Mortgage” means a first preferred mortgage of Med Prologue executed or (as the context may require) to be executed by the Med Prologue Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Med Prologue Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means:

(a)           in relation to Doubtless, the Doubtless Mortgage;

(b)           in relation to Endless, the Endless Mortgage;

(c)           in relation to Faithful, the Faithful Mortgage;

(d)           in relation to Fearless, the Fearless Mortgage;

(e)           in relation to Flawless, the Flawless Mortgage;

(f)            in relation to Invincible, the Invincible Mortgage;

(g)           in relation to Limitless, the Limitless Mortgage;

(h)           in relation to Med Prologue, the Med Prologue Mortgage;

(i)            in relation to Relentless, the Relentless Mortgage;

(j)            in relation to Restless, the Restless Mortgage;

(k)           in relation to Sovereign, the Sovereign Mortgage;

(l)            in relation to Spotless, the Spotless Mortgage;

(m)          in relation to Timeless, the Timeless Mortgage;

(n)           in relation to Vanguard, the Vanguard Mortgage;

(o)           in relation to Victorious, the Victorious Mortgage; and

(p)           in relation to Yapi, the Yapi Mortgage;

and “Mortgages” means any or all of them;

“Mortgaged Ship” means, at any relevant time, any Ship which is at such time subject to a Mortgage and the Earnings, Insurances and Requisition Compensation (as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Ship shall for the purposes of this Agreement be deemed to be a Mortgaged Ship as from the date that the Mortgage of that Ship shall have been executed and registered in accordance with this Agreement until whichever shall be the earlier of (l) the payment in full of the amount required to be paid by the Bank pursuant to clause 4.4 following the sale or Total Loss of such Ship and (ii) the date on which all moneys owing under the Security Documents have been repaid in full;

“Operating Account” means an account of the Borrowers opened or (as the context may require) to be opened by the Borrowers with the Bank at the Shipping Business Centre with Account Reference FASHOT-US01 and includes any sub-account thereof and any other account designated in writing by the Bank to be the Operating Account for the purposes of this Agreement;

“Operator” means any person who is at any time during the Security Period concerned in the operation of a Ship and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Permitted Encumbrance” means any Encumbrance in favour of the Bank created pursuant to the Security Documents and Permitted Liens;

“Permitted Liens” means any lien on a Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the Ship Security Documents for such Ship);

“Pollutant” means and includes oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws;

“Purchased Ships” means Doubtless, Flawless, Invincible, Relentless, Restless, Sovereign, Spotless, Timeless, Vanguard and Victorious or any of them;

“Registry” means:

(a)           in relation to Doubtless, Flawless, Spotless, Timeless and Victorious, the offices of the Deputy Commissioner for Maritime Affairs of the Republic of Liberia in New York;

(b)           in relation to Invincible, Relentless, Restless, Sovereign and Vanguard, the offices of the Cyprus High Commission in Piraeus;

(c)           in relation to Endless, Faithful, Fearless, Limitless, Med Prologue and Yapi, the offices of the Marshall Islands Shipping Registry, New York;

(or such other registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage under the laws and flag of the relevant rag State through the relevant Registry;

“Related Company” of a person means any Subsidiary of such person, any company or other entity of which such person is a Subsidiary and any Subsidiary of any such company or entity;

“Relentless” means the vessel m.v. “POLYANKA” owned by the Relentless Seller and registered under the Cyprus flag under Official Number 709568 and to be registered in the ownership of the Relentless Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “RELENTLESS”;

“Relentless Advance” means an Advance of up to twelve million five hundred and twenty two thousand five hundred Dollars ($12,522,500) which is to be made available to the Borrowers in relation to the purchase of Relentless;

“Relentless Borrower” means Parnon Shipping Company Limited, a company incorporated in the Republic of Cyprus whose registered office is set out in Schedule 1 and includes its successors in title;

“Relentless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Relentless Deed of Covenant” means the deed of covenant collateral to the Relentless Mortgage executed or (as the context may require) to be executed by the Relentless Borrower in favour of the Bank in the form set out in Schedule 7;

“Relentless General Assignment” means the assignment collateral to the Relentless Mortgage executed or (as the context may require) to be executed by the Relentless Borrower in favour of the Bank in the form set out in part 1 of Schedule 8;

“Relentless Mortgage” means a first priority statutory mortgage of Relentless executed or (as the context may require) to be executed by the Relentless Borrower in favour of the Bank in the form set out in part 1 of Schedule 6;

“Relentless Seller” means Plutorex Marine Co. Ltd. of 1, Costakis Pantelldes Avenue, 1010 Nicosia, the Republic of Cyprus;

“Relentless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Repayment Dates” means subject to clause 6.3:

(a)           in relation to Tranche A, each of the dates falling at six (6) monthly intervals after the earlier of (a) the Drawdown Date for the final Advance and (b) 30 September 2004 up to and including the date falling ninety six (96) months thereafter; and

(b)           in relation to Tranche B, each of the dates falling at six (6) monthly intervals after the earlier of (a) the Drawdown Date for the first Advance and (b) 30 August 2004 up to and including the date falling twenty four (24) months thereafter;

“Restless” means the vessel m.v. “FILI” owned by the Restless Seller and registered under the Cyprus flag under Official Number 709260 and to be registered in the ownership of the Restless Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “RESTLESS”;

“Restless Advance” means an Advance of up to twelve million two hundred and forty one thousand and ninety five Dollars ($12,241,095) which is to be made available to the Borrowers in relation to the purchase of Restless;

“Restless Borrower” means Menalo Shipping Company Limited, a company incorporated in the Republic of Cyprus whose registered office is set out in Schedule 1 and includes its successors in title;

“Restless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Restless Deed of Covenant” means the deed of covenant collateral to the Restless Mortgage executed or (as the context may require) to be executed by the Restless Borrower in favour of the Bank in the form set out in Schedule 7;

“Restless General Assignment” means the assignment collateral to the Restless Mortgage executed or (as the context may require) to be executed by the Restless Borrower in favour of the Bank in the form set out in part 1 of Schedule 8;

“Restless Mortgage” means a first priority statutory mortgage of Restless executed or (as the context may require) to be executed by the Restless Borrower in favour of the Bank in the form set out in part 1 of Schedule 6;

“Restless Seller” means Blanter Shipping Co. Ltd. of 1, Costakis Pantelides Avenue, 1010 Nicosia, the Republic of Cyprus;

“Restless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Security Documents” means this Agreement, the Master Swap Agreement, the Mortgages, the Deeds of Covenant, the General Assignments, the Corporate Guarantee, the Account Charge, the Master Swap Agreement Security Deed, the Manager’s Undertakings and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Loan.  Interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Corporate Guarantor, the Commercial Manager and the Technical Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Period” means the period commencing on the date hereof and terminating upon discharge of the security created by the Security Documents by payment of all monies payable thereunder;

“Security Requirement” means, subject to the provisions of clause 4.4, the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which is at any relevant time one hundred and thirty per cent (130%) of (a) the Loan and (b) the notional or actual costs as certified by the Bank in its discretion at any relevant time of cancelling, netting out, terminating, liquidating, transferring or assigning the rights, benefits and obligations created by any Transaction or the Master Swap Agreement;

“Security Value” means the amount in Dollars (as certified by the Bank whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Bank) which, at any relevant time, is the aggregate of (a) the market value of the Mortgaged Ships as most recently determined in accordance with clause 8.2.2 and (b) the market value of any additional security for the time being actually provided to the Bank pursuant to clause 8.2;

“Sellers” means the Doubtless Seller, the Flawless Seller, the Invincible Seller, the Relentless Seller, the Restless Seller, the Sovereign Seller, the Spotless Seller, the Timeless Seller, the Vanguard Seller and the Victorious Seller and “Seller” means any of them;

“Shareholders” means in relation to the Corporate Guarantor, Kingdom Holdings Inc. and Sovereign Holdings Inc. each of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands;

“Ships” means the Existing Ships and the Purchased Ships and “Ship” means any of them;

“Ship Security Documents” means in respect of each Ship the relevant Mortgage, the relevant Deed of Covenant and/or General Assignment and the relevant Manager’s Undertakings;

“SMC” means a safety management certificate issued in respect of each Ship in accordance with rule 13 of the ISM Code;

“Sovereign” means the vessel m.v. “PRESNYA” owned by the Sovereign Seller and registered under the Cyprus flag under Official Number 709516 and to be registered in the ownership of the

Sovereign Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “SOVEREIGN”;

“Sovereign Advance” means an Advance of up to twelve million five hundred and twenty two thousand five hundred Dollars ($12,522,500) which is to be made available to the Borrowers in relation to the purchase of Sovereign;

“Sovereign Borrower” means Pintos Shipping Company Limited, a company incorporated in the Republic of Cyprus whose registered office is set out in Schedule 1 and includes its successors in title;

“Sovereign Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Sovereign Deed of Covenant” means the deed of covenant collateral to the Sovereign Mortgage executed or (as the context may require) to be executed by the Sovereign Borrower in favour of the Bank in the form set out in Schedule 7;

“Sovereign General Assignment” means the assignment collateral to the Sovereign Mortgage executed or (as the context may require) to be executed by the Sovereign Borrower in favour of the Bank in the form set out in part 1 of Schedule 8;

“Sovereign Mortgage” means a first priority statutory mortgage of Sovereign executed or (as the context may require) to be executed by the Sovereign Borrower in favour of the Bank in the form set out in part 1 of Schedule 6;

“Sovereign Seller” means Repmar Shipping Co. Ltd. of 1, Costakis Pantelides Avenue, 1010 Nicosia, the Republic of Cyprus;

“Sovereign Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Spill” means any actual or threatened emission, spill, release or discharge of a Pollutant into the environment;

“Spotless” means the vessel m.v. “ARBAT” owned by the Spotless Seller and registered under the Liberian flag under Official Number 9361 and to be registered in the ownership of the Spotless Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “SPOTLESS”;

“Spotless Advance” means an Advance of up to twelve million two hundred and forty one thousand and ninety five Dollars ($12,241,095) which is to be made available to the Borrowers in relation to the purchase of Spotless;

“Spotless Borrower” means Idi Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Schedule 1 and includes its successors in title;

“Spotless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Spotless General Assignment” means the assignment collateral to the Spotless Mortgage executed or (as the context may require) to be executed by the Spotless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Spotless Mortgage” means a first preferred mortgage of Spotless executed or (as the context may require) to be executed by the Spotless Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Spotless Seller” means Class Properties Ltd. of 80 Broad Street, Monrovia, Republic of Liberia;

“Spotless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Subsidiary” of a person incorporated outside England and Wales means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“Technical Manager” means:

(a)           in relation to Endless, Faithful, Fearless, Limitless, Med Prologue and Yapi, V. Ships Management Limited of Eaglehurst, Belmont Hill, Douglas, Isle of Man; and

(b)           in relation to Doubtless, Flawless, Invincible, Relentless, Restless, Sovereign, Spotless, Timeless, Vanguard and Victorious, Unicom Management Services (Cyprus) Limited of Maximos Plaza, 2 Paparigopoulou Str., P.O. Box 56674, Llmassol 3309, CYPRUS,

or any other person appointed by the Commercial Manager, with the prior written consent of the Bank (not to be unreasonably withheld), as the technical manager of the Ships and includes its successors in title and assignees;

“Technical Manager’s Undertakings” means collectively, the Doubtless Technical Manager’s Undertaking, the Endless Technical Manager’s Undertaking, the Faithful Technical Manager’s Undertaking, the Fearless Technical Manager’s Undertaking, the Flawless Technical Manager’s Undertaking, the Invincible Technical Manager’s Undertaking, the Limitless Technical Manager’s Undertaking, the Med Prologue Technical Manager’s Undertaking, the Relentless Technical Manager’s Undertaking, the Restless Technical Manager’s Undertaking, the Sovereign Technical Manager’s Undertaking, the Spotless Technical Manager’s Undertaking, the Timeless Technical Manager’s Undertaking, the Vanguard Technical Manager’s Undertaking, the Victorious Technical Manager’s Undertaking and the Yapi Technical Manager’s Undertaking and “Technical Manager’s Undertaking” means any of them;

“Timeless” means the vessel m.v. “TROMSO FIDELITY” owned by the Timeless Seller and registered under the Liberian flag under Official Number 9480 and to be registered in the ownership of the Timeless Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “TIMELESS”;

“Timeless Advance” means an Advance of up to twenty one million one hundred and sixty one thousand six hundred and seventeen Dollars ($21,161,617) which is to be made available to the Borrowers in relation to the purchase of Timeless;

“Timeless Borrower” means Taygetus Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Schedule 1 and includes its successors in title;

“Timeless Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12:

“Timeless General Assignment” means the assignment collateral to the Timeless Mortgage executed or (as the context may require) to be executed by the Timeless Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Timeless Mortgage” means a first preferred mortgage of Timeless executed or (as the context may require) to be executed by the Timeless Borrower In favour of the Bank in the form set out in part 2 of Schedule 6;

“Timeless Seller” means Glefi Shipping XXII Company Limited of 80 Broad Street, Monrovia, Republic of Liberia;

“Timeless Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Tireless” means the vessel m.v. “TIRELESS” owned by the Tireless Owner and registered under Marshall Islands flag under Official Number 1864:

“Tireless Owner” means Kalidromo Shipping Company Limited, a corporation incorporated in the Marshall Islands being a wholly owned subsidiary of the Corporate Guarantor;

“Total Loss” in relation to a Ship means:

(a)           actual, constructive, compromised or arranged total loss of such Ship: or

(b)           the Compulsory Acquisition of such Ship; or

(c)           the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Ship be released and restored to the relevant Borrower from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within seven (7) days after the occurrence thereof;

“Tranche A” means a tranche of the Loan of up to one hundred and ninety seven million Dollars ($197,000,000);

“Tranche B” means a tranche of the Loan of up to twenty five million Dollars ($25,000,000);

“Tranches” means collectively Tranche A and Tranche B and “Tranche” shall mean either of them;

“Transactions” shall have the same meaning as ascribed thereto in the Master Swap Agreement;

“Transferee” has the meaning ascribed thereto in clause 15.4;

“Underlying Documents” means the Contracts and the Management Agreements;

“United Kingdom” means Great Britain and Northern Ireland;

“Vanguard” means the vessel m.v. “OSTANKINO” owned by the Vanguard Seller and registered under the Cyprus flag under Official Number 709465 and to be registered in the ownership of the Vanguard Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “VANGUARD”;

“Vanguard Advance” means an Advance of up to twelve million five hundred and twenty two thousand five hundred Dollars ($12,522,500) which is to be made available to the Borrowers in relation to the purchase of Vanguard;

“Vanguard Borrower” means Pageon Shipping Company Limited, a company incorporated in the Republic of Cyprus whose registered office is set out in Schedule 1 and includes Its successors in title;

“Vanguard Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Vanguard Deed of Covenant” means the deed of covenant collateral to the Vanguard Mortgage executed or (as the context may require) to be executed by the Vanguard Borrower in favour of the Bank in the form set out in Schedule 7;

“Vanguard General Assignment” means the assignment collateral to the Vanguard Mortgage executed or (as the context may require) to be executed by the Vanguard Borrower in favour of the Bank in the form set out in part 1 of Schedule 8;

“Vanguard Mortgage” means a first priority statutory mortgage of Vanguard executed or (as the context may require) to be executed by the Vanguard Borrower in favour of the Bank in the form set out in part 1 of Schedule 6;

“Vanguard Seller” means Martex Navigation Co. Ltd. of 1, Costakis Pantelldes Avenue, 1010 Nicosia, the Republic of Cyprus;

“Vanguard Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Victorious” means the vessel m.v. “NAGATINO” owned by the Victorious Seller and registered under the Liberian flag under Official Number 9364 and to be registered in the ownership of the Victorious Borrower through the relevant Registry under the laws and flag of the relevant Flag State in the name of “VICTORIOUS”;

“Victorious Advance” means an Advance of up to twelve million two hundred and forty one thousand and ninety five Dollars ($12,241,095) which is to be made available to the Borrowers in relation to the purchase of Victorious;

“Victorious Borrower” means Psiloritis Shipping Company Limited, a corporation incorporated in the Republic of Liberia whose registered office is set out in Schedule 1 and includes its successors in title;

“Victorious Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Victorious General Assignment” means the assignment collateral to the Victorious Mortgage executed or (as the context may require) to be executed by the Victorious Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Victorious Mortgage” means a first preferred mortgage of Victorious executed or (as the context may require) to be executed by the Victorious Borrower in favour of the Bank in the form set out in part 2 of Schedule 6;

“Victorious Seller” means Savoy Trading Inc. of 80 Broad Street, Monrovia, the Republic of Liberia;

“Victorious Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Yapi” means the vessel m.v. “YAPI” owned by the Yapi Borrower and registered under the Marshall Islands flag under Official Number 1924;

“Yapi Advance” means an Advance of up to five million three hundred and forty six thousand six hundred and eighty five Dollars ($5,346,685) which is to be made available to the Borrowers in relation to Yapi;

“Yapi Borrower” means Helidona Shipping Company Limited, a corporation incorporated in the Marshall Islands whose registered office is set out in Schedule 1 and includes its successors in title;

“Yapi Commercial Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Commercial Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12;

“Yapi General Assignment” means the assignment collateral to the Yapi Mortgage executed or (as the context may require) to be executed by the Yapi Borrower in favour of the Bank in the form set out in part 2 of Schedule 8;

“Yapi Mortgage” means a first preferred mortgage of Yapi executed or (as the context may require) to be executed by the Yapi Borrower in favour of the Bank in the form set out in part 2 of Schedule 6; and

“Yapi Technical Manager’s Undertaking” means an undertaking executed (or as the context may require) to be executed by the Technical Manager in favour of the Bank such undertaking to be substantially in the form set out in Schedule 12.

1.3           Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4           Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1                references to clauses and Schedules are to be construed as references to clauses of, and Schedules to, this Agreement and references to this Agreement Include its Schedules;

1.4.2                references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.4.3                references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4                words importing the plural shall include the singular and vice versa;

1.4.5                references to a time of day are to London time;

1.4.6                references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.4.7                references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.4.8                references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended.

1.5           Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2              The Commitment and the Loan

2.1           Agreement to lend

The Bank, relying upon each of the representations and warranties in clause 7, agrees to lend to the Borrowers jointly and severally upon and subject to the terms of this Agreement the principal sum of up to two hundred and twenty two million Dollars ($222,000,000) in up to sixteen (16) Advances.

2.2           Drawdown

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers following receipt by the Bank from the Borrowers of a Drawdown Notice not later than 10 a.m. on the second Banking Day before the proposed Drawdown Date which shall be a Banking Day falling within the Drawdown Period. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1. be irrevocable.

2.3           Advances and Tranches

2.3.1                Advances may only be made on Banking Days falling within the Drawdown Period.

2.3.2                Each Advance to be made in respect of a Purchased Ship shall be made subject as hereinafter provided solely for the purpose of paying part of the Contract Price under the relevant Contract for such Purchased Ship and shall only be made available on the Delivery Date for such Purchased Ship Provided always that at the sole discretion of the Bank an Advance in respect of a Purchased Ship may be made to refinance part of the cost of the purchase of a Purchased Ship.  Such Advance to be made at such time, upon such terms and conditions and subject to such conditions precedent as the Bank in its sole discretion shall determine.

2.3.3                Each Advance to be made in respect of an Existing Ship shall be made solely for the purpose of refinancing in full any existing loan facility secured on such Existing Ship;

2.3.4                Each Advance shall be made in accordance with clause 6.2 and the maximum amount of each Advance shall be as follows:

(a)           the Doubtless Advance shall be $12,241,095 or such other amount as may be agreed by the Bank;

(b)           the Endless Advance shall be $22,512,359 or such other amount as may be agreed by the Bank;

(c)           the Faithful Advance shall be $12,944,606 or such other amount as may be agreed by the Bank;

(d)           the Fearless Advance shall be $12,944,606 or such other amount as may be agreed by the Bank;

(e)           the Flawless Advance shall be $21,161,617 or such other amount as may be agreed by the Bank;

(f)            the Invincible Advance shall be $12,522,500 or such other amount as may be agreed by the Bank;

(g)           the Limitless Advance shall be $23,075,168 or such other amount as may be agreed by the Bank;

(h)           the Med Prologue Advance shall be $3,798,961 or such other amount as may be agreed by the Bank;

(i)            the Relentless Advance shall be $12,522,500 or such other amount as may be agreed by the Bank;

(j)            the Restless Advance shall be $12,241,095 or such other amount as may be agreed by the Bank;

(k)           the Sovereign Advance shall be $12,522,500 or such other amount as may be agreed by the Bank;

(l)            the Spotless Advance shall be $12,241,095 or such other amount as may be agreed by the Bank;

(m)          the Timeless Advance shall be $21,161,617 or such other amount as may be agreed by the Bank;

(n)           the Vanguard Advance shall be $12,522,500 or such other amount as may be agreed by the Bank;

(o)           the Victorious Advance shall be $12,241,095 or such other amount as may be agreed by the Bank; and

(p)           the Yapi Advance shall be $5,346,685 or such other amount as may be agreed by the Bank.

2.3.5                For the purposes of this Agreement, Tranche B shall be deemed to be the first twenty five million Dollars ($25,000,000) advanced by the Bank to the Borrowers pursuant to the Loan Agreement and Tranche A shall be deemed to be the balance of the Loan.

2.4           Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, on the Drawdown Date for the relevant Advance make such Advance available to the Borrowers in accordance with clause 6.2. The Borrowers acknowledge that payment of an Advance in relation to a Purchased Ship to the relevant Seller in accordance with clause 6.2 shall satisfy the obligation of the Bank to lend the corresponding portion of the Commitment to the Borrowers under this Agreement.

2.5           Termination of Commitment

If the Loan is not drawn down in full by the end of the Drawdown Period, the undrawn Commitment shall thereupon be automatically cancelled.

2.6           Application of proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.3, the Bank shall have no responsibility for the application of proceeds of the Loan by the Borrowers.

3              Interest and Interest Periods

3.1           Normal interest rate

3.1.1                Subject to paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement, the Borrowers shall pay interest on each Advance or as the case may be each Tranche or as the case may be the Loan in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than six (6) months, by Instalments, the first instalment six (6) months from the commencement of the Interest Period and the subsequent instalments at intervals of six months or, if shorter, the period from the date of the preceding instalment until the Interest Payment Date relative to such Interest Period) at the rate per annum determined by the Bank to be the aggregate of (a) the relevant Margin, (b) the Additional Cost and (c) LIBOR for such Interest Period.

3.1.2                Whilst any part of Tranche B remains outstanding, the Borrowers shall pay interest on each Tranche in accordance with clause 3.1.1 on each Interest Payment Date relating to each Tranche by reference to the relevant Margin and following the repayment and/or prepayment of Tranche B in full the Borrowers shall pay interest on the Loan in accordance with clause 3.1.1 on each Interest Payment Date relating to the Loan.

3.1.3                For the purposes of this clause 3, the Bank shall on each Margin Set Date following the Bank’s determination of the Security Value which determination shall as between the Bank and the Borrowers be conclusive advise the Borrowers of the Margin payable in respect of each Advance or as the case may be the Loan in each case forming part of Tranche A during each quarter commencing from the relevant Margin Set Date.

3.2           Selection of Interest Periods

Subject to (a) paragraph (i) of Part 5 of the Schedule to the Master Swap Agreement and (b) the availability of funds to the Bank in the normal course of dealing in the London Interbank Market for an Interest Period of the duration requested, the Borrowers may by notice received by the Bank not later than 11 a.m. on the second Banking Day before the beginning of each Interest Period in relation to each Advance or as the case may be each Tranche or as the case may be the Loan specify whether such Interest Period shall have a duration of three (3), six (6) or twelve (12) months or such other period as the Borrowers may select and the Bank may, in its absolute discretion, agree. Provided always that if on any date upon which an Interest Period falls to be selected by the Borrowers pursuant to this clause 3.2, a Transaction or Transactions (which is/are effective or which shall become effective during the relevant Interest Period) shall have been entered into between the Bank and the Borrowers pursuant to the Master Swap Agreement LIBOR shall during the period of any such Transaction(s) and for an amount equal to the notional amount of such Transaction(s) be determined by reference to the rate for deposits in Dollars displayed on Telerate page 3750 (British Bankers’ Association Settlement Rates) in accordance with the proviso to the definition of LIBOR. For the avoidance of doubt, LIBOR for that Advance or as the case may be each Tranche or as the case may be part of the Loan which exceeds the notional amount of the Transaction(s) shall be determined by reference to the rate for deposits in Dollars referred to in the definition of LIBOR but excluding the proviso to such definition.

3.3           Determination of Interest Periods

Every Interest Period shall be of the duration specified by the Borrowers pursuant to clause 3.2 but so that:

3.3.1                the initial Interest Period in respect of Tranche B shall commence on the date the first Advance under the Loan Agreement is made and each subsequent Interest Period of

Tranche B shall commence on the last day of the previous Interest Period relating to Tranche B;

3.3.2                the initial Interest Period in respect of Tranche A shall commence on the date of the making of the Advance which results in the aggregate of all Advances under the Loan Agreement exceeding twenty five million Dollars ($25,000,000);

3.3.3                the initial Interest Period in respect of each Tranche after the first Advance (or part thereof) relating to that Tranche shall end on the same day as the then current Interest Period for that Tranche;

3.3.4                if any Interest Period would otherwise overrun a Repayment Date relating to that Tranche, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Repayment Dates the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the relevant Tranche having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3;

3.3.5                if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall have a duration of six (6) months or such other period as shall comply with this clause 3.3;

3.3.6                for the avoidance of doubt, during the currency of any Transaction, Interest Periods in respect of each Tranche (or as the case may be) the Loan shall coincide with the payment dates set out in such Transaction and the rate of interest shall coincide with the fixed rate of interest determined in accordance with such Transaction; and

3.3.7                upon repayment and/or prepayment in full of Tranche B all references in this clause 3.3 to Tranche A shall be deemed to be references to the Loan.

3.4           Default interest

If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents, the Borrowers shall pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank pursuant to this clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two per cent (2%) per annum, (b) the relevant Margin (c) the Additional Cost and (d) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which become due and payable by reason of a declaration by the Bank under clause 10.2.2 or a prepayment pursuant to clauses 4.2, 4.3, 4.4, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two per cent (2%) per annum above the aggregate of the relevant Margin and the cost of funds (including Additional Cost) to the Bank.

3.5           Notification of Interest Periods and interest rate

The Bank shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6           Market disruption; non-availability

3.6.1                If and whenever, at any time prior to the commencement of any Interest Period, the Bank shall have determined (which determination shall, in the absence of manifest error, be conclusive):

(a)   that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)   that deposits in Dollars are not available to the Bank in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;

the Bank shall forthwith give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Commitment shall not be borrowed until notice to the contrary is given to the Borrowers by the Bank.

3.6.2                During the period of ten (10) days after any Determination Notice has been given by the Bank under clause 3.6.1, the Bank shall certify an alternative basis (the “Substitute Basis”) for maintaining the Loan.  The Substitute Basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds including Additional Cost (if any) to the Bank equivalent to the relevant Margin.  Each Substitute Basis so certified shall be binding upon the Borrowers and shall lake effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall apply.

4              Repayment and prepayment

4.1           Repayment

4.1.1                Subject always to the provisions of this clause 4.1, the Borrowers shall:

(a)   repay that part of the Loan forming part of Tranche A by sixteen (16) instalments, one such instalment to be repaid on each of the Repayment Dates relative to Tranche A. Subject to the provisions of this Agreement, the amount of each such instalment (other than the last instalment) shall be ten million Dollars ($10,000,000) and the amount of the last instalment shall be forty seven million Dollars ($47,000,000) (comprising of a repayment instalment in the amount of ten million Dollars ($10,000,000) and a balloon payment in the amount of thirty seven million Dollars ($37,000,000)); and

(b)   repay Tranche B by four (4) instalments, one such instalment to be paid on each of the Repayment Dates relative to Tranche B.  Subject to the provisions of this Agreement, the amount of each instalment shall be six million two hundred and fifty thousand Dollars ($6,250,000).

If the Commitment is not drawn in full, the amount of each repayment instalment relative to Tranche A only shall be reduced proportionately.

4.1.2                The Borrowers shall, subject as hereinafter provided, have the option at any time prior to the tenth Repayment Date relative to Tranche A (being the date falling sixty (60) months after the first Repayment Date relative to Tranche A) of deferring payment of up to two (2) non consecutive instalments relative to Tranche A by the amount of the relevant instalment as determined pursuant to clause 4.1.1(a), provided that:

(a)           the Borrowers shall have given the Bank not less than one (1) month’s written notice of their intention to exercise such option;

(b)           the Borrowers shall on each such occasion have paid to the Bank, at the time written notice is given to the Bank pursuant to clause 4.1.2(a), a fee in the amount of one per cent (1%) of the amount of the instalment to be deferred;

(c)           the maximum amount deferred at any time does not exceed twenty million Dollars ($20,000,000); and

(d)           such option may only be exercised if at the time the relevant notice referred to in clause 4.1.2(a) is received by the Bank and at any time up to and including the Repayment Date relating to the instalment to be deferred no Default has occurred or is likely to occur (including without limitation as a result of the relevant instalment being deferred or as a result of a breach by the Corporate Guarantor of any of the financial covenants set out at clause 8.5 hereof or in the Corporate Guarantee) or is continuing.

4.1.3                Upon each occasion that an instalment is deferred pursuant to clause 4.1.2, the amount of the remaining instalments (other than the balloon payment of the final instalment) shall be increased on a pro rata basis by the amount of the deferred instalment and the amount of each increased instalment shall be advised by the Bank to the Borrowers in writing as soon as reasonably practicable but in any event prior to the next following Repayment Date relative to Tranche A;

4.1.4                Subject always to the provisions of clauses 4.1.5 and 4.2, the Borrowers may subject to giving the Bank not less than fourteen (14) days written notice of their intention to prepay, prepay either or both of the deferred Instalments (for the purposes of this clause 4.1.4 “the prepayment”) in which case:

(a)           each remaining instalment relative to Tranche A that may have been increased on a pro rata basis pursuant to clause 4.1.3 as a result of the relevant deferred instalment shall be decreased by the same amount and to the extent that any such increased instalment may have already been repaid and/or prepaid pursuant to clause 4.2 any balance remaining from the prepayment after application as aforesaid shall be applied against all the remaining instalments (other than the balloon payment of the final instalment) relative to Tranche A on a pro rata basis; and

(b)           subject to the provisions of clauses 4.1.2, 4.1.3 and this clause 4.1.4 the Borrowers shall have the option of deferring the same number of Instalments relative to Tranche A as may have been prepaid pursuant to this clause 4.1.4.

4.1.5                Notwithstanding the provisions of clause 4.1.1(a) and 4.1.4 in the event of the Borrowers exercising their right to defer the payment of any instalment(s) relative to Tranche A the Borrowers shall prepay such deferred instalment by such amount as the consolidated net income of the Borrowers and the Corporate Guarantor (arising from the operation of the Ships) exceeds twenty million and three hundred thousand Dollars ($20,300,000) per annum. The Bank shall determine such consolidated net income of the Borrowers and the Corporate Guarantor and the amount of the prepayment to be made by reference to the unaudited quarterly consolidated financial statements provided to the Bank pursuant to clause 8.1.5 following each deferred instalment and for the purposes of this clause 4.1.5 net income means all earnings of the Borrowers and the Corporate Guarantor (arising from the operation of the Ships) before depreciation and amortisation. Such prepayment shall be made within twenty (20) days of the Bank advising the Borrowers in writing of the amount of the prepayment to be made pursuant to this clause 4.1.5 and such prepayment shall be applied in accordance with the provisions of clause 4.1.4; and

4.1.6                For the avoidance of doubt, the Borrower shall not have the option at any time of deferring payment of any instalments relative to Tranche B as determined pursuant to clause 4.1.1(b).

4.2           Voluntary prepayment

The Borrowers may prepay the Loan in whole or part (being five hundred thousand Dollars ($500,000) or any larger sum which is an integral multiple of five hundred thousand Dollars ($500,000)) provided that the Bank shall have received from the Borrowers not less than fourteen (14) days notice of their intention to make such prepayment specifying the amount to be prepaid;

4.2.1                on any Interest Payment Date relating to the part of the Loan being prepaid together with any amounts payable under clause 11 and accrued interest and commitment commission to the date of prepayment and any other sums then payable under this Agreement and/or the Master Swap Agreement and/or the other Security Documents or any of them in respect of the Loan; and

4.2.2                at any other time upon payment to the Bank of:

(a)           accrued interest to the date of prepayment; and

(b)           such additional sum as the Bank in its absolute discretion shall determine to be the loss, cost and expense incurred by the Bank, including in relation to the Master Swap Agreement, as a result of the prepayment not being made on an Interest Payment Date for any part of the Loan being prepaid; and

(c)           any other sums then payable under this Agreement and/or the Master Swap Agreement and/or the other Security Documents or any of them (including loss of Margin on the amount prepaid to the end of the then current Interest Period).

4.3           Master Swap Agreement, Repayments and Prepaymants

4.3.1                Notwithstanding any provision of the Master Swap Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limit, upon a Total Loss in accordance with clause 4.4 and under clause 8.4) then subject to clause 4.3.2 the Bank shall be entitled but not obliged (and, where relevant, may do without the consent of the Borrowers, where it would otherwise be required whether under the Master Swap Agreement or otherwise) to amend, re-book, supplement, cancel, close out, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Transaction and/or the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine and both the Bank’s and the Borrowers’ continuing obligations under any Transaction and/or the Master Swap Agreement shall, unless agreed otherwise by the Bank, be calculated so far as the Bank considers it practicable by reference to the amended repayment Schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding.

4.3.2                If less than the full amount of the Loan remains outstanding, following a prepayment under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrowers shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.3.3                The Borrowers shall on the first written demand of the Bank indemnify the Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses)

incurred or sustained by the Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.3.

4.3.4                Notwithstanding any provision of the Master Swap Agreement to the contrary, if for any reason a Transaction has been entered Into but the Loan is not drawn down under this Agreement then, subject to clause 4.3.5, the Bank shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Swap Agreement or otherwise) to amend, re-book, supplement, cancel, close out, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Transaction and/or the Master Swap Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Bank in its absolute discretion may determine.

4.3.5                If a Transaction has been entered into but the Loan is not drawn down under this Agreement and the Bank in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Transaction, the Borrowers shall within ten (10) days of being notified by the Bank of such requirement, provide the Bank with, or procure the provision to the Bank of, such additional security as shall in the opinion of the Bank be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Bank in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Swap Agreement and/or otherwise.

Without prejudice to or limitation of the obligations of the Borrowers under clause 4.3.3, in the event that the Bank exercises any of its rights under clauses 4.3.1, 4.3.2, 4.3.4 and 4.3.5 and such exercise results in all or part of a Transaction being terminated such Transaction or the part thereof terminated (which shall for the purposes hereof be treated as a separate Transaction) in each case shall be treated under the Master Swap Agreement in the same manner as if it were a Terminated Transaction (as defined in Section 14 of the Master Swap Agreement) pursuant to an Event of Default (as so defined in that Section 14) by the Borrowers and, accordingly, the Bank shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of Section 6(e)(i) of the Master Swap Agreement in respect of such Transaction.

4.4           Prepayment on Total Loss and sale

On a Ship becoming a Total Loss (or suffering damage or being involved in an incident which in the opinion of the Bank may result in such Ship being subsequently determined to be a Total Loss) before the Advance for such Ship is drawn down, the obligation of the Bank to make the Advance for such Ship shall immediately cease and the Commitment shall be reduced by the amount of such Advance, On the date ninety (90) days after that on which a Mortgaged Ship became a Total Loss or immediately prior to the completion of the sale of a Mortgaged Ship or, if earlier, on the date upon which the Insurance proceeds in respect of such Total Loss are or Requisition Compensation (as defined in the relevant Deed of Covenant or Mortgage) is received by the relevant Borrower (or the Bank pursuant to the Security Documents), the Borrowers shall prepay the relevant Advance or such greater proportion of the Loan as the Bank may in its sole discretion thereupon require to be prepaid and in any event such amount as shall ensure that on the date of such prepayment the Security Value is at least equal to the Security Requirement.

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:

4.4.1                In the case of an actual total loss of a Ship on the actual date and at the time such Ship was lost or, if such date is not known, on the date on which such Ship was last reported;

4.4.2                in the case of a constructive total loss of a Ship, upon the date and at the time notice of abandonment of a Ship is given to the insurers of a Ship for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

4.4.3                In the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of such Ship;

4.4.4                in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

4.4.5                in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the relevant Borrower of the use of such Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

4.5           Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment, any additional amount payable under clause 6.6 or 12.2 and (b) all other sums payable by the Borrowers to the Bank under this Agreement, the Master Swap Agreement or any of the other Security Documents including, without limitation, any amounts payable under clause 11.

4.6           Notice of prepayment; reduction of repayment instalments

No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least fourteen (14) days’ notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified. No amount prepaid may be reborrowed. Any amount prepaid pursuant to:

4.6.1                clause 4.2 shall be applied first in reducing the repayment instalments under clause 4.1.1(a) (including for the avoidance of doubt the balloon payment of the final instalment) on a pro rata basis and second in reducing the repayment instalments under clause 4.1.1(b) on a pro rata basis:

4.6.2                clause 4.4 following the sale or Total Loss of any of the Ships (other than Med Prologue or Yapi) shall be applied first in reducing the repayment instalments under clause 4.1.1(a) (including for the avoidance of doubt the balloon payment of the final instalment) on a pro rata basis and second in reducing the repayment instalments under clause 4.1.1(b) on a pro rata basis; and

4.6.3                clause 4.4 following the sale or Total Loss of Med Prologue or Yapi shall be applied first in reducing the repayment instalments under clause 4.1.1(b) on a pro rata basis and second in reducing the repayment instalments under clause 4.1.1(a) (including for the avoidance of doubt the balloon payment of the final instalment) on a pro rata.

The Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

5              Commitment commission, fees and expenses

5.1           Fees

The Borrowers shall pay to the Bank:

5.1.1                on the date of this Agreement a fee of two million two hundred and twenty thousand Dollars ($2,220,000); and

5.1.2                monthly in arrears and at the end of the Drawdown Period, commitment commission computed from 25 June 2004 for Tranche A of the Loan and from 23 July 2004 for Tranche B of the Loan at the rate of zero point two five per cent (0.25%) per annum on the daily undrawn amount of the Commitment.

The fee referred to in clause 5.1.1 and the commitment commission referred to in clause 5.1.2 shall be payable by the Borrowers to the Bank whether or not any part or only part of the Commitment is ever advanced.

5.2           Expenses

The Borrowers shall pay to the Bank on a full indemnity basis on demand all expenses (including legal, printing and out-of-pocket expenses) incurred by the Bank:

5.2.1                in connection with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any amendment or extension of or the granting of any waiver or consent under, any of the Security Documents; and

5.2.2                in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any of the Security Documents, or otherwise in respect of the moneys owing under any of the Security Documents together with interest at the rate referred to in clause 3.4 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

5.3           Value added tax

All fees and expenses payable pursuant to this clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4           Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) (if any) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrowers to pay such duties or taxes.

6              Payments and taxes; accounts and calculations

6.1           No set-off or counterclaim

The Borrowers acknowledge that in performing their obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrowers, such liabilities matching the liabilities of the Borrowers to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrowers gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, subject to paragraphs (c) and (i) of Part 5 of the Schedule to the Master Swap Agreement, all payments to be made by the Borrowers under any of the Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in Dollars on the due date (for value on the day on which payment is due) to the account of the Bank with American Express Bank Limited, 23rd Floor, American Express Tower, 200 Vesey Street, New York NY 10285-2300, USA, Account Number 000261123 SWIFT Code: AEIBUS33 (with a direct tested telex advice to the Bank) or to such other account at such bank in such place as the Bank may from time to time specify for this purpose.

6.2           Payment by the Bank

All sums to be advanced by the Bank to the Borrowers under this Agreement in respect of the Loan shall be remitted in Dollars on the relevant Drawdown Date to the account of the Borrowers or the account of the relevant Seller specified in the relevant Drawdown Notice.

6.3           Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4           Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5           Certificates conclusive

Any certificate or determination of the Bank as to any rate of interest or any other amount pursuant to and for the purposes of any of the Security Documents shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

6.6           Grossing-up for Taxes

If at any time the Borrowers are required to make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrowers shall indemnify the Bank against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being mads on the due date for such payment. The Borrowers shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7           Loan account

The Bank shall maintain, in accordance with its usual practice, an account (which shall be the “account current” referred to in the Cyprus Mortgages) evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents. Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

7              Representations and warranties

7.1           Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Bank that:

7.1.1                Due incorporation

each of the Borrowers and each of the other Security Parties are duly incorporated and validly existing in good standing under the laws of their respective countries of incorporation as limited liability companies or, in case of the Borrowers incorporated in the Marshall Islands or in the Republic of Liberia, as a corporation having limited liability, and have power to carry on their respective businesses as they are now being conducted and to own their respective property and other assets;

7.1.2                Corporate power

each of the Borrowers has power to execute, deliver and perform its obligations under the Underlying Documents and the Borrowers’ Security Documents to which it is or is to be a party and to borrow the Commitment and each of the other Security Parties has power to execute and deliver and perform its obligations under the Security Documents and the Underlying Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any Borrower to borrow will be exceeded as a result of borrowing the Loan;

7.1.3                Binding obligations

the Security Documents and the Underlying Documents constitute or will, when executed, constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4                No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the relevant Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the Borrowers or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Borrowers or any other Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws or other constitutional documents of any of the Borrowers or any other Security Party or (iv) result in the creation or imposition of or oblige any of the Borrowers or any of their Related Companies or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Borrowers or their Related Companies or any other Security Party;

7.1.5                No litigation

no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the officers of any of the Borrowers, threatened against any of the Borrowers or any of their Related Companies or any other Security Party which could have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any of their Related Companies or any other Security Party;

7.1.6                No filings required

save for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Underlying Documents, the Security Documents or any of them and each of the Underlying Documents and Security Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

7.1.7                Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages) and the choice of Cyprus law to govern the Cyprus Mortgages and Deeds of Covenants, the choice of Liberian law to govern the Liberian Mortgages and the choice of Marshall Islands law to govern the Marshall Island Mortgages and the submissions by the Security Parties to the non-exclusive jurisdiction of the English courts are valid and binding;

7.1.8                No Immunity

none of the Borrowers nor any other Security Party nor any of their respective assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

7.1.9                Financial statements correct and complete

the audited financial statements of the Corporate Guarantor and the audited consolidated financial statements of the Corporate Guarantor and its Related Companies in respect of the financial year ended on 31 December 2003 as delivered to the Bank have been prepared in accordance with GAAP and present fairly and accurately the financial position of the Corporate Guarantor and the consolidated financial position of the Corporate Guarantor and its Related Companies respectively as at such date and the results of the operations of the Corporate Guarantor and the consolidated results of the operations of the Corporate Guarantor and its Related Companies respectively for the financial year ended on such date and, as at such date, neither the Corporate Guarantor nor any of its Related Companies had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.10              Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Underlying Documents and each of the Security Documents or the performance by each Security Party of its obligations under the Underlying Documents and the Security Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

7.1.11              Sale

it is the intention of the Med Prologue Borrower, the Yapi Borrower and the Tireless Owner to sell Med Prologue, Yapi and Tireless respectively on or before 31 December 2004; and

7.1.12              No money laundering

in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under this Agreement and the transactions and other arrangements effected or contemplated by this Agreement, the Borrowers are acting for their own accounts and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

7.2           Initial representations and warranties

The Borrowers jointly and severally further represent and warrant to the Bank that:

7.2.1                Pari passu

the obligations of each Borrower under this Agreement and the Master Swap Agreement are direct, general and unconditional obligations of such Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of such Borrower;

7.2.2                No default under other Indebtedness

none of the Borrowers nor any of their Related Companies nor any other Security Party is (nor would with the giving of notice or lapse of time or the satisfaction of any other condition or combination thereof be) in breach of or in default under the Master Swap Agreement or any agreement relating to Indebtedness to which it is a party or by which it may be bound;

7.2.3                Information

the information, exhibits and reports (including all financial information relating to the Corporate Guarantor and any other Security Party) furnished by any Security Party to the Bank in connection with the negotiation and preparation of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading;

7.2.4                No withholding Taxes

no Taxes are imposed by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;

7.2.5                No Default

no Default has occurred and is continuing;

7.2.6                the Ships

each Ship will on the Drawdown Date of the Advance for such Ship be:

(a)           in the absolute ownership of the relevant Borrower who will on and after such Drawdown Date be the sole, legal and beneficial owner of such Ship;

(b)           permanently or, in the case of the Ships registered in the Republic of Liberia, provisionally registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(c)           operationally seaworthy and in every way fit for service; and

(d)           classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

7.2.7                Ships’ employment

no Ship is nor will on or before the Drawdown Date of the relevant Advance for such Ship be subject to any charter or contract or to any agreement to enter into any charter or contract which, if entered into after the date of the relevant Ship’s Security Documents would have required the consent of the Bank and on or before the Drawdown Date for the Advance for such Ship, there will not be any agreement or arrangement whereby the Earnings (as defined in the relevant Ship’s Security Documents) may be shared with any other person;

7.2.8                Freedom from Encumbrances

none of the Ships, nor their Earnings, Insurances or Requisition Compensation (each as defined in the relevant Ship’s Security Documents) nor the Operating Account nor any of the Underlying Documents nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be, on the Drawdown Date for the relevant Advance for such Ship, subject to any Encumbrance; and

7.2.9                Environmental matters

to the best of the knowledge and belief of the Borrowers and their respective officers:

(a)           all Environmental Laws applicable to any Fleet Vessel have been complied with and all consents, licences and approvals required under such Environmental Laws have been obtained and complied with; and

(b)           no Environmental Claim has been made or threatened or pending against any member of the Borrowers’ Group or any Fleet Vessel and not fully satisfied; and

(c)           there has been no Environmental Incident;

7.2.10              No material adverse change

there has been no material adverse change in the financial position of the Corporate Guarantor or the consolidated financial position of the Corporate Guarantor and its Related Companies from that set forth in the financial statements referred to in clause 7.1.9;

7.2.11              Parent company

each of the Borrowers is the wholly owned subsidiary of the Corporate Guarantor and the Corporate Guarantor is legally and beneficially owned as to twenty per cent (20%) by the Shareholders;

7.2.12              Copies true and complete

the copies of the Underlying Documents delivered or to be delivered to the Bank pursuant to clause 9.1 are, or will when delivered be, a true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder; and

7.2.13              ISM Code and ISPS Code

any Operator has obtained and maintains (a) a DOC, and will, on or prior to the Drawdown Date, obtain an SMC for the Ships and (b) any certification required in order for any Borrower, any Operator and the Ships to comply with the ISPS Code and each of such documents are, or will when issued be, in full force and effect and nothing has happened which might cause any of such documents to be withdrawn.

7.3           Repetition of representations and warranties

7.3.1                On and as of each Drawdown Date and (except in relation to the representations and warranties in clause 7.2) on each interest Payment Date the Borrowers shall (a) be deemed to repeat the representations and warranties in clauses 7.1 (and so that the representation and warranty in clause 7.1.9 shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 8.1) and 7.2 as if made with reference to the facts and circumstances existing on such day and (b) be deemed to further represent and warrant to the Bank that the then latest audited financial statements delivered to the Bank (if any) have been prepared in accordance with GAAP which have been consistently applied and present fairly and accurately the financial position of the Corporate Guarantor and the consolidated financial position of the Corporate Guarantor and its Related Companies as at the end of the financial period to which the same relate and the results of the operations of the Corporate Guarantor and the consolidated results of the operations of the Corporate Guarantor and its Related Companies respectively for the financial period to which the same relate and, as at the end of such financial period, neither the Corporate Guarantor nor any of its Related Companies had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements.

8              Undertakings

8.1           General

The Borrowers jointly and severally undertake with the Bank that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Commitment remains outstanding, they will:

8.1.1                Notice of Default

promptly inform the Bank of any occurrence of which any of them becomes aware which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents or the Underlying Documents to which it is a party and, without limiting the generality of the foregoing, will inform the Bank of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

8.1.2                Consents and licences

without prejudice to clauses 7.1 and 9, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, licence or approval of governmental or public bodies or authorities or courts and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents and the Underlying Documents;

8.1.3                Use of proceeds

use the Loan exclusively for the purpose specified in clause 1.1;

8.1.4                Pari passu

ensure that their obligations under this Agreement and the Master Swap Agreement shall, without prejudice to the security intended to be created by the Security Documents at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

8.1.5                Financial statements

procure that the Corporate Guarantor prepares financial statements of the Corporate Guarantor and consolidated financial statements of the Corporate Guarantor and its Related Companies in accordance with GAAP consistently applied in respect of each financial year and cause the same to be reported on by its auditors and procure that the Corporate Guarantor prepares unaudited financial statements of the Corporate Guarantor and consolidated financial statements of the Corporate Guarantor and its Related Companies in respect of each quarter on the same basis as the annual statements and deliver as many copies of the same as the Bank may reasonably require as soon as practicable but not later than one hundred and twenty (120) days (in the case of audited financial statements) or forty two (42) days (in the case of unaudited financial statements) after the end of the financial period to which they relate;

8.1.6                Delivery of Compliance Certificate

procure that the Corporate Guarantor delivers to the Bank a Compliance Certificate for the relevant period with each set of financial statements provided pursuant to clause 8.1.5;

8.1.7                Delivery of reports

deliver and procure that the other Security Parties deliver to the Bank as many copies as the Bank may reasonably require at the time of issue thereof of every report, circular, notice or like document issued by any of the Borrowers or any other Security Party to its shareholders or creditors generally;

8.1.8                Provision of further information

provide the Bank with such financial and other management information concerning any Borrower, its Related Companies, the other Security Parties and their respective affairs as the Bank may from time to time reasonably require;

8.1.9                Obligations under Security Documents

duly and punctually perform and procure that the other Security Parties duly and punctually perform each of the obligations expressed to be assumed by them under the Security Documents;

8.1.10              ISM Code

(a)           comply with and ensure that each Ship and any Operator at all times complies with the requirements of the ISM Code;

(b)           immediately inform the Bank if there is any actual or threatened withdrawal of their or an Operator’s DOC or the SMC in respect of any Ship; and

(c)           promptly inform the Bank upon the issue to any Borrower or any Operator of a DOC and to any Ship of an SMC or the receipt by any of the Borrowers or any Operator of notification that its application for the same has been refused;

8.1.11              ISPS Code

(a)           comply with and ensure that each Ship and any Operator at all times compiles with the requirements of the ISPS Code and with specifications of the International Maritime Organisation, and any other regulations, either existing or future, of the International Maritime Authority and the European Union; and

(b)           immediately inform the Bank if there is any actual or threatened withdrawal of any certification required in order for any of them, any Operator and/or the Ship to comply with the ISPS Code;

8.1.12              Documents and evidence

provide the Bank with such documents and evidence as the Bank shall from time to time require, based on applicable law and regulations from time to time and the Bank’s own internal guidelines from time to time to identify the Borrowers and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement;

8.1.13              Operating Account balance

(a)           subject to this clause 8.1.13, on the Drawdown Date of the first Advance to pay to the credit of the Operating Account (or other accounts charged in favour of the Bank in respect of the Ships) an aggregate sum of not less than ten million Dollars ($10,000,000); and

(b)           on and from the Drawdown Date of the first Advance and throughout the Security Period to maintain an average balance (calculated on a monthly basis) of not less than ten million Dollars ($10,000,000) and in any event an aggregate balance of not less than five million Dollars ($5,000,000) standing to the credit of the Operating Account (or other accounts charged in favour of the Bank in respect of the Ships);

8.1.14              Classification

if and when so requested in writing by the Bank acting in its sole discretion, will irrevocably and unconditionally instruct and authorise the Classification Societies (notwithstanding any previous instructions whatsoever which any Borrower may have given to any Classification Society to the contrary) as follows:

(a)           to send to the Bank, following receipt of a written request from the Bank, certified true copies of all original certificates of class held by any Classification Society in relation to any Ship;

(b)           to allow the Bank (or its agents), at any time and from time to time, to inspect the classification reports of any Borrower for any Ship at the offices of any Classification Society and to take copies of them;

(c)           to notify the Bank immediately in writing if the Fleet Services Department of any Classification Society:

(i)            receives written notification from any Borrower or any other person that the relevant Ship’s Classification Society is to be changed; or

(ii)           becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the relevant Ship’s Classification under the rules or terms and conditions of any Borrower’s or the relevant Ship’s membership of the Classification Society;

(d)           following receipt by any Classification Society of a written request from the Bank:

(i)            to confirm to the Bank that the relevant Borrower is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)           if the relevant Borrower is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Bank in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

The Borrowers further undertake with the Bank that they will continue to be responsible to the Classification Societies for the performance and discharge of all their obligations and liabilities relating to or arising out of or in connection with the contract they have with the Classification Societies, and that nothing in this clause 8.1.14 should be construed as imposing any obligation or liability on the Bank to any Classification Society in respect thereof; and

8.1.15              Sale and Total Loss

ensure that upon Med Prologue and/or Yapi being sold or becoming a Total Loss, that the Borrowers duly and punctually comply with the provisions of clause 4.4 and in the event that Tireless is sold or becomes a Total Loss immediately procure that all proceeds received by the Tireless Owner pursuant to such sale or Total Loss (following payment of all sums due and payable to Piraeus Bank A.E. pursuant to a Loan Agreement dated 9 June 2003 and made between the Tireless Owner and Piraeus Bank A.E.) are duly and punctually applied in prepayment of the Loan in accordance with clause 4.4 as if reference in clause 4.4 to Med Prologue and Yapi also included reference to Tireless.

8.2           Security value maintenance

8.2.1                Security shortfall

If at any time the Security Value shall be less than the Security Requirement, the Bank may give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall either:

(a)           prepay within a period of thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to the Security Value; or

(b)           within thirty (30) days of the date of receipt by the Borrowers of the Bank’s said notice constitute to the satisfaction of the Bank such further security for the Loan as shall be acceptable to the Bank having a value for security purposes (as determined by the Bank in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date.

Clause 4.5 shall apply to prepayments under clause 8.2.1(a).

8.2.2                Valuation of Ship

Each of the Ships shall, for the purposes of this clause 8.2.2, be valued in Dollars as and when the Bank shall require by an Approved Shipbroker and in any event at least once a quarter immediately prior to each Margin Set Date (such valuation to be made without, unless required by the Bank, physical inspection and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning the relevant Ship). Such valuations shall constitute the value of the Ships for the purposes of this clause 8.2.2 unless the Borrowers object to any valuation provided by an Approved Shipbroker within ten (10) days of receipt of such valuation in which event, the value of the relevant Ship shall be the mean of the value specified in such valuation and the value specified in a valuation issued by another Approved Shipbrokers appointed by the Borrower.

The value of the Ships determined in accordance with the provisions of this clause 8.2.2 shall be binding upon the parties hereto until such time as any further such valuations shall be obtained.

8.2.3                Information

The Borrowers undertake to the Bank to supply to the Bank and to any Approved Shipbrokers such information concerning the Ships and their condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation of any of the Ships.

8.2.4                Costs

All costs in connection with (a) the Bank obtaining one (1) valuation of each of the Ships referred to in clause 8.2.2 in any period of twelve (12) months, (b) any valuation issued by another Approved Shipbrokers appointed by the Borrowers pursuant to clause 8.2.2, (c) any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to clause 8.2.1(b) and (d) any valuations obtained following the occurrence of a Default, shall be borne by the Borrowers.

8.2.5                Valuation of additional security

For the purpose of this clause 8.2, the market value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto.

8.2.6                Documents and evidence

In connection with any additional security provided in accordance with this clause 8.2, the Bank shall be entitled to receive such evidence and documents of the kind referred to in Schedule 3 as may in the Bank’s opinion be appropriate and such favourable legal opinions as the Bank shall in its absolute discretion require.

8.3           Negative undertakings

The Borrowers jointly and severally undertake with the Bank that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, they will not, without the prior written consent of the Bank:

8.3.1                Negative pledge

permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of their present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any of the Borrowers or any other person;

8.3.2                No merger

merge or consolidate with any other person;

8.3.3                Disposals

sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this clause 8.3.3 material in the opinion of the Bank in relation to the undertakings, assets, rights and revenues of a Borrower) of their present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;

8.3.4                Other business

undertake any business other than the ownership and operation of the Ships and the chartering of the Ships to third parties;

8.3.5                Acquisitions

acquire any further assets (including vessels) other than the Ships and rights arising under contracts entered into by or on behalf of the Borrowers in the ordinary course of their businesses of owning, operating and chartering the Ships;

8.3.6                Other obligations

incur any obligations except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their businesses of owning, operating and chartering the Ships; or

8.3.7                No borrowing

incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents or from the Corporate Guarantor or any other Borrower incurred in the ordinary course of their businesses of owning, operating and chartering the Ships; or

8.3.8                Repayment of borrowings

repay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents; or

8.3.9                Guarantees

issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship); or

8.3.10              Loans

make any loans or grant any credit (save to the Corporate Guarantor or any other Borrower as envisaged in clause 8.3.7 and save for normal trade credit in the ordinary course of business) to any person or agree to do so; or

8.3.11              Sureties

permit any Indebtedness of any of the Borrowers to any person (other than the Bank) to be guaranteed by any person (save for guarantees or indemnities granted by any Borrower and/or the Corporate Guarantor and fully subordinated in all respects to the Bank’s rights as lender under this Agreement and the other Security Documents) or from time to time required in the ordinary course by any protection and indemnity or war risks association with which a Ship is entered, guarantees required to procure the release of such Ship from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of a Ship); or

8.3.12              Share capital and distribution

purchase or otherwise acquire for value any shares of their capital or declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their shareholders and will procure that the Corporate Guarantor will not acquire for value any shares of their capital or declare or pay any dividends or distribute any of their present or future assets, undertakings rights or revenues to any of their shareholders following the occurrence of a Default or if the same would result in a Default occurring; or

8.3.13              Subsidiaries

form or acquire any Subsidiaries;

8.3.14              Change of Classification, Classification Society or Flag State

change the Classification, the Classification Society or the Flag State of any Ship;

8.3.15              Ownership of shares

permit any change in the legal and beneficial ownership in any of the Borrowers from that advised to the Bank pursuant to paragraph (j) of Part 1 of Schedule 3;

8.3.16              Managers

change or permit any change in either of the Managers of the Ships or amend or permit any amendment of any of the Management Agreements; and

8.3.17              Constitutional documents

agree to any change to their constitutional documents; and

8.3.18              Equity

and will procure that the Corporate Guarantor does not permit (a) the issue of any convertible equity or the conversion of any existing equity and (b) any further equity participation in the Borrowers and/or the Corporate Guarantor unless the same is legally and effectively subordinated to all amounts due to the Bank under the Loan Agreement and the other Security Documents.

8.4                   Permitted Ship sales

The Bank shall not unreasonably withhold its consent under any provision of the Security Documents to the sale of a Mortgaged Ship if the Borrowers deliver to the Bank evidence satisfactory to the Bank that such sale is or will be for the full value of the Ship for payment in cash at arm’s length and upon normal commercial terms to a purchaser which is not associated with any Borrower or the Corporate Guarantor provided that no Default has occurred or will, on completion of such sale, have occurred and the Bank is satisfied that on or immediately after the delivery of such Ship to the relevant purchaser, the proceeds of sale of such Ship (after deducting customary brokers’ commissions and any expenses related to such sale) will be of an amount not less than that required by the Bank to be prepaid upon completion of such sale pursuant to clause 4.4 together with all sums payable by the Borrowers to the Bank under clause 4.5.

8.5           Financial covenants

8.5.1                The Borrowers shall procure that at all times during the Security Period the financial condition of the Corporate Guarantor, which shall be evidenced by the Accounting Information provided to the Bank shall be such that:

(a)           the Corporate Guarantor’s Adjusted Net Worth shall never be less than one hundred and fifty million Dollars ($150,000,000) and will at all times exceed thirty five per cent (35%) of Total Assets; and

(b)           EBITDA of the Corporate Guarantor will at all times exceed one hundred and twenty per cent (120%) of the aggregate amount of Fixed Charges;

(c)           the Liquid Funds of the Corporate Guarantor shall not at any time be less than the higher of:

(i)            ten million Dollars ($10,000,000); or

(ii)           five hundred thousand Dollars ($500,000) per Group Vessel.

8.5.2                For the purposes of this Clause 8.5:

“Accounting Information” means the quarterly financial statements and/or the annual audited financial statements to be provided by the Corporate Guarantor to the Bank in accordance with clause 8.1.5 of this Agreement;

“Accounting Period” means each consecutive period of approximately three months falling during the Security Period (ending on the last day in March, June, September and December of each year) for which quarterly Accounting Information is required to be delivered pursuant to clause 8.1.5 of this Agreement;

“Adjusted Net Worth” means, in respect of an Accounting Period, the amount of Total Assets less Consolidated Debt;

“Consolidated Debt” means, in respect of an Accounting Period, the aggregate amount of Debt due by the members of the Group (other than any such Debt owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Consolidated Financial Indebtedness” means, in respect of each Accounting Period, the aggregate amount of Financial Indebtedness (including current maturities) due by the members of the Group (other than any such Financial Indebtedness owing by any member of the Group to another member of the Group) as stated in the then most recent Accounting Information;

“Current Assets” means, in respect of each Accounting Period, the aggregate of the cash and marketable securities, trade and other receivables from persons other than a member of the Group realisable within one year, inventories and prepaid expenses which are to be charged to income within one year less any doubtful debts and any discounts or allowances given as stated in the then most recent Accounting Information;

“Debt” means in relation to any member of the Group (the “debtor”);

(a)           Financial Indebtedness of the debtor;

(b)           liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)           contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under GAAP, should be recorded in the notes to the Accounting Information;

(d)           deferred tax of the debtor; and

(e)           liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) if the references to the debtor referred to the other person;

“EBITDA” means, in respect of an Accounting Period, the aggregate amount of consolidated pre-tax profits of the Group before extraordinary or exceptional items, depreciation, interest, rentals under finance leases and similar charges payable as stated in the then most recent Accounting Information;

“Financial Indebtedness” means, in relation to any member of the Group (the “debtor”), a liability of the debtor:

(a)           for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)           under any loan stock, bond, note or other security issued by the debtor;

(c)           under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)           under a financial lease, a deferred purchase consideration arrangement (in each case, other than in respect of assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor,

(e)           under any foreign exchange transaction, interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)            under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (c) if the references to the debtor referred to the other person;

“Fixed Charges” means, in respect of an Accounting Period, the aggregate of Interest Expenses and the portion of Consolidated Financial Indebtedness (other than balloon repayments) falling due during that period, as stated in the then most recent Accounting information;

“Group” means the Corporate Guarantor and its subsidiaries (whether direct or indirect and including, but not limited to, the Borrowers) from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“Group Vessels” means any vessel (including, but not limited to, the Ships) from time to time owned by any member of the Group (each a “Group Vessel”);

“Interest Expenses” means, in respect of an Accounting Period, the aggregate on a consolidated basis of all interest incurred by any member of the Group (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements;

“Liquid Funds” means, in respect of an Accounting Period:

(a)           cash in hand or held with banks or other financial institutions of the Corporate Guarantor and/or any other member of the Group in Dollars or another currency freely convertible into Dollars, which is free of any Security Interest (other than a Permitted Security Interest and other than ordinary bankers’ liens which have not been enforced or become capable of being enforced);

(b)           any other short-term financial investments which is free of any Security Interest (other than a Permitted Security Interest),

as stated in the then most recent Accounting Information;

“Tangible Fixed Assets” means, in respect of an Accounting Period, the value (less depreciation computed in accordance with GAAP) on a consolidated basis of all tangible fixed assets of the Group as stated in the then most recent Accounting Information; and

“Total Assets” means, in respect of an Accounting Period, the aggregate of Current Assets and Tangible Fixed Assets.

All expressions used in the definitions of this clause 8.5 which are not otherwise defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America.

9              Conditions

9.1           Documents and evidence

The obligation of the Bank to make any Advance available shall be subject to the condition that:

9.1.1                the Bank, or its duly authorised representative, shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice for the first Advance is given, the documents and evidence specified in Part 1 of Schedule 3 in form and substance satisfactory to the Bank; and

9.1.2                the Bank, or Its duly authorised representative, shall have received, on or prior to the Drawdown Date for each Advance, the documents and evidence specified in Part 2 of Schedule 3 in form and substance satisfactory to the Bank.

9.2           General conditions precedent

The obligation of the Bank to make any Advance shall be subject to the further conditions that, at the time of the giving of the Drawdown Notice for such Advance, and at the time of the making of such Advance:

9.2.1                the representations and warranties contained in (i) clauses 7.1 (and so that the representation and warranty in clause 7.1.9 shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 8.1.5), 7.2 and 7.3 and (ii) clauses 4.1 and 4.2 of the Corporate Guarantee (and so that the representation and warranty in clause 4.1.6 of the Corporate Guarantee shall for this purpose refer to the then latest audited financial statements delivered to the Bank under clause 5.1 of the Corporate Guarantee) are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

9.2.2                no Default shall have occurred and be continuing or would result from the making of the relevant Advance.

9.3           Waiver of conditions precedent

The conditions specified in this clause 9 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part and with or without conditions.

9.4           Further conditions precedent

Not later than five (5) Banking Days prior to each Drawdown Date and not later than five (5) Banking Days prior to each Interest Payment Date, the Bank may request and the Borrowers shall, not later than two (2) Banking Days prior to such date, deliver to the Bank on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10 of this Agreement and clauses 4 and 5 of the Corporate Guarantee.

10           Events of DefauIt

10.1         Events

There shall be an Event of Default if:

10.1.1              Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security

Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of demand); or

10.1.2              Master Swap Agreement: (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Swap Agreement) has occurred and is continued under the Master Swap Agreement or (b) an Early Termination Date (as defined in the Master Swap Agreement) has occurred or been or become capable of being effectively designated under the Master Swap Agreement or (c) a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Swap Agreement or (d) the Master Swap Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason; or

10.1.3              Breach of Insurance and certain other obligations: any of the Borrowers fail to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Ship Security Documents) for any of the Mortgaged Ships or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of any Borrower or any other person or any Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under clauses 8.1 or 8.2; or

10.1.4              Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Underlying Documents or the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) and, in respect of any such breach or omission which in the opinion of the Bank is capable of remedy, such action as the Bank may require shall not have been taken within fourteen (14) days (or any such period as the Bank may agree in writing) of the Bank notifying the relevant Security Party of such default and of such required action; or

10.1.5              Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

10.1.6              Cross-default: any Indebtedness of any Security Party is not paid when due or any Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the relevant Security Party of a voluntary right of prepayment), or any creditor of any Security Party becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any Security Party relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Bank that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due and fund its commitments, or any guarantee given by any Security Party in respect of Indebtedness is not honoured when due and called upon; or

10.1.7              Legal process: any judgment or order made against any Security Party is not stayed or complied with within seven (7) days (or any such period as the Bank may agree in writing) or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within seven (7) days (or any such period as the Bank may agree in writing); or

10.1.8              Insolvency: any Security Party is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; or

10.1.9              Reduction or loss of capital: a meeting is convened by any Security Party for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

10.1.10            Winding up: any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding-up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

10.1.11            Administration: any petition is presented, notice given or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Bank believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

10.1.12            Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or

10.1.13            Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or

10.1.14            Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the reasonable opinion of the Bank, appears in that country or territory to correspond with, or have an effect equivalent or similar to any of those mentioned in clauses 10.1.7 to 10.1.13 (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

10.1.15            Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

10.1.16            Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

10.1.17            Invalidity: any of the Security Documents or the Underlying Documents shall at any time and for any reason become Invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents or the Underlying Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

10.1.13            Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or the Underlying Documents or for the Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or

10.1.19            Repudiation: any Security Party repudiates any of the Security Documents or any of the Underlying Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents or any of the Underlying Documents; or

10.1.20            Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or

10.1.21            Material adverse change:  there occurs, in the opinion of the Bank, a material adverse change in the financial condition of any Security Party by reference to the financial statements referred to in clause 7.1.9 and clause 4.1.6 of the Corporate Guarantee; or

10.1.22            Arrest: any Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the relevant Borrower and the relevant Borrower shall fail to procure the release of such Ship within a period of seven (7) days (or such other period as the Bank may agree in writing) thereafter; or

10.1.23            Registration: the registration of any Ship under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Bank or, if any Ship is only provisionally registered on the Delivery Date for such Ship, such Ship is not permanently registered under the laws and flag of the relevant Flag State within ninety (90) days after the Drawdown Date of the Advance for such Ship or if such registration of any Ship is not renewed at least forty five (45) days (or such other period as the Bank may agree in writing) prior to the expiry of such registration; or

10.1.24            Unrest: the Flag State of any Ship becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Bank reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents; or

10.1.25            Environmental Incidents: there is an Environmental Incident which gives rise, or may give rise, to Environmental Claims which could, in the opinion of the Bank be expected to have a material adverse effect (i) on the business, assets, operations, property or financial condition of any Security Party or the Borrowers’ Group taken as a whole or (ii) on the security constituted by any of the Security Documents or the enforceability of that security in accordance with its terms; or

10.1.26            P&I: any Borrower or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which a Ship is entered for Insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where such Ship operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

10.1.27            Parent company: any Borrower ceases to be a wholly-owned subsidiary of the Corporate Guarantor; or

10.1.28            Material events: any other event occurs or circumstance arises which, in the opinion of the Bank, is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.29            ISM Code: any Borrower or any Operator fails to comply with the requirements of the ISM Code and/or obtain and/or maintain a DOC for itself and an SMC in respect of each of the Ships in accordance with the ISM Code; or

10.1.30            ISPS Code: any Borrower or any Operator fails to comply with the requirements of the ISPS Code and/or obtain and/or maintain the certifications required in respect of each of the Ships in accordance with the ISPS Code; or

10.1.31            Managers: any Manager takes any action or institutes any proceedings or makes or asserts any claim against any Ship in exercise or purported exercise of any claim; or

10.1.32            Corporate Guarantor: Evangelos Pistiolis ceases to be the Chief Executive Officer of the Corporate Guarantor without the Bank’s prior written consent.; or

10.1.33            Sale and Total Loss: any of Med Prologue, Yapi or Tireless are sold or become a Total Loss and the proceeds of such sale or Total Loss (including without limitation insurance proceeds and Requisition Compensation) are not applied in repayment and/or prepayment of the Loan pursuant to clause 8.1.15.

10.2         Acceleration

The Bank may, without prejudice to any other rights of the Bank, at any time after the happening of an Event of Default by notice to the Borrowers declare that:

10.2.1              the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

10.2.2              the Loan and all Interest and commitment commission accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable,

10.3         Demand basis

If, pursuant to clause 10.2.2, the Bank declares the Loan to be due and payable on demand, the Bank may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

11           Indemnities

11.1         Miscellaneous indemnities

The Borrowers shall on demand indemnify the Bank, without prejudice to any of the Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense which the Bank shall certify (which certification shall not stand in the case of manifest error) as sustained or incurred by it as a consequence of:

11.1.1              any default in payment by the Borrowers of any sum under any of the Security Documents when due;

11.1.2              the occurrence of any other Event of Default;

11.1.3              any prepayment of the Loan or part thereof being made under clause 4.3, 4.4 or 12.1, or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

11.1.4              any Advance not being made for any reason (excluding any default by the Bank) after the relevant Drawdown Notice for such Advance has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

11.2         Currency Indemnity

If any sum due from the Borrowers under any of the Security Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Security Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrowers, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Security Documents, the Borrowers shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 11.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

11.3         Environmental indemnity

The Borrowers shall indemnify the Bank on demand and hold the Bank harmless from and against all costs, claims, expenses, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, orders or other outgoings, of whatever nature (including, without limitation, those arising under Environmental Laws) which may be suffered, incurred, paid by or made or asserted against the Bank at any time whether before or after the repayment in full of principal and interest under this Agreement relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Bank which would or could not have been brought if the Bank had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.

12           Unlawfulness and increased costs

12.1         Unlawfulness

If it is or becomes contrary to any law or regulation for the Bank to make any Advance or to maintain the Commitment or fund the Loan the Bank shall promptly give notice to the Borrowers whereupon (a) the Commitment shall be reduced to zero and (b) the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation together with interest and commitment commission accrued to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Master Swap Agreement.

12.2         Increased costs

If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Bank or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to;

12.2.1              subject the Bank to Taxes or change the basis of Taxation of the Bank with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Bank imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

12.2.2              increase the cost to, or impose an additional cost on, the Bank or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

12.2.3              reduce the amount payable or the effective return to the Bank under any of the Security Documents; and/or

12.2.4              reduce the Bank’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Bank’s obligations under any of the Security Documents; and/or

12.2.5              require the Bank or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by the Bank under any of the Security Documents; and/or

12.2.6              require the Bank or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):

(a)           the Bank shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)           the Borrowers shall on demand pay to the Bank the amount which the Bank specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which the Bank or its holding company regards as confidential) is required to compensate the Bank and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, forgone return or loss.

For the purposes of this clause 12.2 “holding company” means the company or entity (if any) within the consolidated supervision of which the Bank is included.

12.3         Exception

Nothing in clause 12.2 shall entitle the Bank to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss (a) to the extent that the same is taken into account in calculating the Additional Cost or (b) to the extent that the same is the subject of an additional payment under clause 6.6.

13           Security and set-off

13.1         Application of moneys

All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 shall be applied by the Bank in the following manner:

13.1.1              first in or toward payment of all unpaid fees, commissions and expenses which may be owing to the Bank under any of the Security Documents;

13.1.2              secondly in or towards payment of any arrears of interest owing in respect of the Loan or any part thereof;

13.1.3              thirdly in or towards repayment of the Loan (whether the same is due and payable or not);

13.1.4              fourthly in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid;

13.1.5              fifthly in or towards payment to the Bank of any other sums owing to it under any of the Security Documents; and

13.1.6              sixthly the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus,

or in such manner as the Bank may in its sole discretion determine.

13.2         Set-off

13.2.1              Each Borrower authorises the Bank (without prejudice to any of the Bank’s rights at law, in equity or otherwise), at any time and without notice to the relevant Borrower, to apply any credit balance to which the relevant Borrower is then entitled standing upon any account of the relevant Borrower with any branch of the Bank in or towards satisfaction of any sum due and payable from the relevant Borrower to the Bank under any of the Security Documents.  For this purpose, the Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any right given to it by this clause 13.2.  The Bank shall notify the relevant Borrower forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto.

13.2.2              Without prejudice to its rights hereunder and/or under the Master Swap Agreement, the Bank may at the same time as, or at any time after, any Default under this Agreement or the Borrowers’ default under the Master Swap Agreement, set-off any amount due now or in the future from the Borrowers to the Bank under this Agreement against any amount due from the Bank to the Borrowers under the Master Swap Agreement and apply the first amount in discharging the second amount. The effect of any set-off under this clause 13.2.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Bank under the Master Swap Agreement.

13.3         Further assurance

The Borrowers jointly and severally undertake that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and rights of the Bank enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Bank may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.

13.4         Conflicts

In the event of any conflict between this Agreement and any of the other Borrowers’ Security Documents, the provisions of this Agreement shall prevail.

14           Accounts

14.1         General

Each of the Borrowers undertakes with the Bank that it will:

14.1.1              on or before the Drawdown Date for the first Advance open the Operating Account; and

14.1.2              procure that all moneys payable to the Borrowers in respect of the Earnings (as defined In the General Assignments) of the Ships shall, unless and until the Bank directs to the contrary pursuant to proviso (a) to clause 2.1 of the General Assignments, be paid to the Operating Account Provided however that if any of the moneys paid to the Operating Account are payable in a currency other than Dollars, the Bank shall convert such moneys into Dollars at the Bank’s spot rate of exchange at the relevant time for the purchase of Dollars with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of Dollars with such currency; and

14.1.3              on or before the first Drawdown Date pay the sum of ten million Dollars ($10,000,000) by way of working capital to the Operating Account and maintain such balance in accordance with clause 8.1.13.

14.2         Account terms

14.2.1              Amounts standing to the credit of the Operating Account shall, (unless otherwise agreed between the Bank and the Borrowers) bear interest at the rates from time to time offered by the Bank to its customers for Dollar deposits in comparable amounts for comparable periods. Interest shall accrue on the Operating Account from day to day and be calculated on the basis of actual days elapsed and a 360 day year and shall be credited to the Operating Account at such times as the Bank and the Borrowers shall agree.

14.2.2              The Borrowers shall, unless and until a Default shall occur and the Bank shall direct to the contrary, be entitled from time to time to require that moneys for the time being standing to the credit of the Operating Account be transferred in such amounts and for such periods as the Borrowers select to fixed-term deposit accounts (“deposit accounts”) opened in the name of the Borrowers with the Bank. The Borrowers shall not be entitled pursuant to clause 14.3 to withdraw moneys standing to the credit of the Operating Account which are the subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrowers shall, on withdrawing such moneys, pay to the Bank on demand any loss or expense which the Bank shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Bank shall be entitled to debit the Operating Account for the amount so certified prior to such withdrawal being made.  In the event that any moneys deposited are to be applied pursuant to clause 14.4, the Borrowers shall, on such application being made, pay to the Bank on demand any loss or expense which the Bank shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Bank shall be entitled to debit the Operating Account for the amount so certified prior to such application being made. Any deposit accounts shall, for all the purposes of the Security Documents, be deemed to be sub-accounts of the Operating Account from which the moneys deposited in the deposit accounts were transferred and all references in the Security Documents to the Operating Account shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.

14.3         Operating Account: withdrawals

Unless the Bank otherwise agrees in writing, the Borrowers shall not be entitled to withdraw any moneys from the Operating Account at any time from the date of this Agreement and so long as any moneys are owing under the Security Documents save that, unless and until a Default shall occur and the Bank shall direct to the contrary, the Borrowers may, subject to clause 14.2.2 withdraw moneys from the Operating Account, provided that the amount standing to the credit of the Operating Account after such withdrawal does not result in a breach of the provisions of clause 8.1.13 for the following purposes:

14.3.1              to pay any amount to the Bank in or towards payments of any instalments of interest or principal or any other amounts then payable pursuant to the Security Documents and to the extent that there are moneys standing to the credit of the Operating Account as at any Repayment Date and Interest Payment Date or other relevant date, the Borrowers hereby irrevocably authorise the Bank to apply such moneys in or towards payment of any instalments of Interest or principal or other amounts payable pursuant to the Security Documents provided always that this shall be strictly without prejudice to the obligations of the Borrowers to make any such payments to the extent that the aforesaid application by the Bank is insufficient to meet the same; and

14.3.2              to pay the proper and reasonable operating expenses (including costs of insuring, repairing and maintaining the Ships) of the Ships and the proper and reasonable expenses of administering the affairs of the Borrowers; and

14.3.3              to pay any Manager’s remuneration under any Management Agreement in the amounts and at the times therein stated.

14.4         Application of accounts

At any time after the occurrence of an Event of Default, the Bank may, without notice to the Borrowers, apply all moneys then standing to the credit of the Operating Account (together with interest from time to time accruing or accrued thereon) in payment to the Bank and the Bank shall apply the same in or towards satisfaction of any sums due to the Bank under the Security Documents in the manner specified in clause 13.1.

14.5         Charging of account

The Operating Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Account Charge.

15           Assignment, transfer and lending office

15.1         Benefit and burden

This Agreement shall be binding upon, and enure for the benefit of, the Bank and the Borrowers and their respective successors.

15.2         No assignment by Borrowers

No Borrower may assign or transfer any of its rights or obligations under this Agreement.

15.3         Assignment by Bank

The Bank may assign all or any part of its rights under this Agreement or under any of the other Security Documents to any other bank or financial institution (an “Assignee”) without the consent of the Borrowers.

15.4         Transfer

The Bank may transfer all or any part of its rights, benefits and/or obligations under this Agreement and/or any of the other Security Documents to any one or more banks or other financial institutions (a “Transferee”) without the consent of the Borrowers.

15.5         Documenting assignments and transfers

If the Bank assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3 or 15.4 the Borrowers jointly and severally undertake, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into, and procure that the other Security Parties shall enter into, such documents as may be necessary or desirable to transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in the Security Documents and all relevant references in this Agreement to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests.

15.6         Lending office

The Bank shall lend through its office at the address specified above or through any other office of the Bank selected from time to time by it through which the Bank wishes to lend for the purposes of this Agreement.  If the office through which the Bank is lending is changed pursuant to this clause 15.6, the Bank shall notify the Borrowers promptly of such change.

15.7         Disclosure of information

The Bank may disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Agreement such information about the Borrowers as the Bank shall consider appropriate.

16           Notices and other matters

16.1         Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the other Security Documents shall:

16.1.1              be in writing delivered personally or by first-class prepaid letter (airmail if available) or facsimile transmission or other means of telecommunication in permanent written form;

16.1.2              be deemed to have been received, subject as otherwise provided in the relevant Security Document, in the case of a letter, when delivered personally or three (3) days after it has been put in to the post and, in the case of a facsimile transmission or other means of telecommunication in permanent written form, at the time of despatch (provided that if the date of despatch is not a business day in the country of the addressee or if the time of despatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

16.1.3              be sent:

(a)           to the Borrowers at:

c/o Top Tankers Inc.
109-111 Messogion Ave.
Politia Centre
Building C1
Athens 11526
Greece]

Fax no:           +30 210 418 2021

Attention:      Mr George Economou

(b)           to the Bank at:

Shipping Business Centre
5-10 Great Tower Street
London
EC3P 3HX

Fax No:           +44 207 283 7538

Attention:      Ship Finance

or to such other address and/or numbers as is notified by one party to the other party under this Agreement.

16.2         No implied waivers, remedies cumulative

No failure or delay on the part of the Bank to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

16.3         English language

All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Security Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Bank shall be entitled to rely.

16.4         Borrowers’ obligations

16.4.1              Joint and several

Notwithstanding anything to the contrary contained in any of the Security Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Security Documents to which it is, or is to be, a party notwithstanding that the other

Borrowers which are intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Security Documents may be invalid or unenforceable against any of the other Borrowers, whether or not the deficiency is known to the Bank.

16.4.2              Borrowers as principal debtors

Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the other Security Documents and agrees that the Bank may also continue to treat it as such, whether or not the Bank is or becomes aware that such Borrower is or has become a surety for another Borrower.

16.4.3              Indemnity

The Borrowers hereby agree jointly and severally to keep the Bank fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of any Borrower to perform or discharge any purported obligation or liability of such Borrower which would have been the subject of this Agreement had it been valid and enforceable and which is not or ceases to be valid and enforceable against such Borrower on any ground whatsoever, whether or not known to the Bank (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of such Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

16.4.4              Liability unconditional

None of the obligations or liabilities of the Borrowers under this Agreement or any other Security Document shall be discharged or reduced by reason of:

(a)   the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of a Borrower or any other person liable;

(b)   the Bank granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, a Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a Borrower or any other person liable; or

(c)   anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

16.4.5              Recourse to other security

The Bank shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement and/or the Master Swap Agreement or any of the other Security Documents against a Borrower or any other person liable and no action taken or omitted by the Bank in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers under this Agreement and the other Security Documents to which any of them is, or is to be, a party.

16.4.6              Waiver of Borrowors’ rights

Each Borrower agrees with the Bank that, from the date of this Agreement and so long as any moneys are owing under the any of the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Bank:

(a)   exercise any right of subrogation, reimbursement and indemnity against any other Borrower or any other person liable;

(b)   demand or accept repayment in whole or in part of any Indebtedness now or hereafter due to such Borrower from any other Borrower or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing an Encumbrance in respect of the same or dispose of the same;

(c)   take any steps to enforce any right against any other Borrower or any other person liable in respect of any such moneys; or

(d)   claim any set-off or counterclaim against any other Borrower or any other person liable or claiming or proving in competition with the Bank in the liquidation of any other Borrower or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Borrower or any other person liable or any other Security Document now or hereafter held by the Bank for any monies owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Bank, it will prove for the whole or any part of its claim in the liquidation of any other Borrower or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Bank and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Bank shall deem appropriate.

17           Governing law and jurisdiction

17.1         Law

This Agreement is governed by and shall be construed in accordance with English law.

17.2         Submission to jurisdiction

The Borrowers jointly and severally agree, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement against the Borrowers or any of them or any of their assets may be brought in the English courts.  Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Lawrence Jones at present of Sea Containers House, Att: Ms. Annette Newport, 20 Upper Ground, Blackfriars Bridge, London SE1 9HL, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Borrowers in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrowers may have against the Bank arising out of or in connection with this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

THIS AGREEMENT is dated 30 September 2004 and made BETWEEN:

(1)           THE COMPANIES whose names and addresses are set out in Schedule 1 as joint and Several borrowers (together, the “Borrowers”); and

(2)           THE ROYAL BANK OF SCOTLAND plc, acting for the purposes of this Agreement through its office at the ‘Shipping Business Centre, 5-10 Great Tower Street, London. EC3P 3HX, England (the “Bank”).

WHEREAS:

(A)          this Agreement is supplemental to a loan agreement dated 10 August 2004 (the “Principal Agreement”) made between (1) the Borrowers and (2) the Bank pursuant to which the Bank agreed to make a loan of up to $222,000,000 available to the Borrowers as joint and several borrowers, upon the terms and conditions set out in the Principal Agreement; and

(B)           the Borrowers have requested that the terms of the Principal Agreement be revised and this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrowers, agree to such revision.

NOW IT IS HEREBY AGREED as follows:

1              Definitions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

2              Amendments to Principal Agreement

2.1           Amendments

The Principal Agreement, shall, subject to clause 3.1 hereof, be (and is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

2.1.1                by deleting the figures and words “30 September 2004” in the definition of “Drawdown Period” in clause 1.2 of the Principal Agreement and inserting in their place the figures and words “15 October 2004”;

2.1.2                by inserting the following new definition in clause 1.2 of the Principal Agreement in alphabetical order:

“Supplemental Agreement” means the agreement dated 30 September 2004 supplemental to this Agreement made between (1) the Borrowers and (2) the Bank; and

2.1.3                by inserting the words “as supplemented and amended by the Supplemental Agreement,” after the words “means this Agreement” in the definition of “Security Documents” in clause 1.2 of the Principal Agreement.

2.2           Continued force and effect

Save as amended by this Agreement and such alterations and variations as may be necessary to make the Principal Agreement and the other Security Documents consistent with this Agreement, the provisions of the Principal Agreement and the other Security Documents shall continue in full force and effect and the Principal Agreement and this Agreement shall be read and construed as one instrument.

3              Conditions

3.1           It is hereby agreed that this Agreement shall not come into full force and effect until;

3.1.1                the Bank shall be satisfied in its sole discretion that this Agreement has been properly and validly executed by each of the Borrowers and is binding upon them and, for the avoidance of doubt, the Bank shall be entitled to require, at the Borrowers’ expense, Cypriot, Liberian and Marshall Islands legal opinions in a form and substance satisfactory to the Bank, from Chrysses Demetriades & Co. (special legal advisors to the Bank in Cyprus) and Seward & Kissel (special legal advisors to the Bank in Liberia and the Marshall Islands) confirming (inter alia) the due execution of this Agreement by each of the Borrowers; and

3.1.2                the Bank shall have received a written confirmation from each of the other Security Parties in substantially the form set out in Schedule 2 that its obligations under the Security Documents to which it is a party remain in full force and effect notwithstanding the amendments made to the Principal Agreement by this Agreement.

3.2           The provisions of clauses 16.1 and 17 of the Principal Agreement shall apply mutatis mutandis to this Agreement as if set out herein and as if references therein to “this Agreement” were references to this Agreement.

3.3           No term of this Agreement shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

/s/ [ILLEGIBLE]

For and on behalf of

FALAKRO SHIPPING COMPANY LIMITED, LITOCHORO SHIPPING COMPANY LIMITED, GRAMOS SHIPPING COMPANY INC., RUPEL SHIPPING COMPANY INC., PYLIO SHIPPING COMPANY LIMITED, VARDOUSIA SHIPPING COMPANY LIMITED, MYTIKAS SHIPPING COMPANY LIMITED, OLYMPOS SHIPPING COMPANY LIMITED, PARNON SHIPPING COMPANY LIMITED, MENALO SHIPPING COMPANY LIMITED, PINTOS SHIPPING COMPANY LIMITED, IDI SHIPPING COMPANY LIMITED, TAYGETUS SHIPPING COMPANY LIMITED, PAGEON SHIPPING COMPANY LIMITED, PSILORITIS SHIPPING COMPANY LIMITED and HELIDONA SHIPPING COMPANY LIMITED

/s/ [ILLEGIBLE]

For and on behalf of
THE ROYAL BANK OF SCOTLAND plc

2